Exhibit 10.4

CREDIT AGREEMENT AND GUARANTY

dated as of

April 6, 2018

among

VAPOTHERM, INC.

as the Borrower,

CERTAIN SUBSIDIARIES THAT MAY BE REQUIRED TO PROVIDE

GUARANTEES FROM TIME TO TIME HEREUNDER,

as the Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders,

and

PERCEPTIVE CREDIT HOLDINGS II, LP

as the Administrative Agent

U.S. $42,500,000

Page

SECTION 1 DEFINITIONS	1

1.01 Certain Defined Terms	1

1.03 Interpretation	33

SECTION 2 THE COMMITMENT AND THE LOANS	34

2.01 Loans	34

2.02 Borrowing Procedures	35

2.03 Notes	35

2.04 Use of Proceeds	35

SECTION 3 PAYMENTS OF PRINCIPAL AND INTEREST	37

3.01 Repayments and Prepayments Generally; Application	37

3.02 Interest	37

3.03 Prepayments; Prepayment Premium	38

3.04 Exit Fee	40

SECTION 4 PAYMENTS, ETC	40

4.01 Payments	40

4.02 Computations	40

4.03 Set-Off	40

SECTION 5 YIELD PROTECTION, ETC	41

5.01 Additional Costs	41

5.02 Illegality	42

5.03 Taxes	43

5.04 Delay in Requests	46

5.05 Replacement of Lenders	46

SECTION 6 CONDITIONS PRECEDENT	47

6.01 Conditions to the Borrowing of the Initial Loan	47

6.02 Conditions to the Borrowing of the First Delayed Draw Loan	51

6.03 Conditions to the Borrowing of the Second Delayed Draw Loan	51

SECTION 7 REPRESENTATIONS AND WARRANTIES	52

7.01 Power and Authority	52

7.02 Authorization; Enforceability	53

-i-

(continued)

Page

7.03 Governmental and Other Approvals; No Conflicts	53

7.04 Financial Statements; Material Adverse Change	53

7.05 Properties	54

7.06 No Actions or Proceedings	57

7.07 Compliance with Laws and Agreements	58

7.08 Taxes	58

7.09 Full Disclosure	59

7.10 Investment Company and Margin Stock Regulation	59

7.11 Solvency	59

7.12 Equity Holder; Subsidiaries; Equity Investments	59

7.13 Indebtedness and Liens	60

7.14 Material Agreements	60

7.15 Restrictive Agreements	61

7.16 Real Property	61

7.17 Pension Matters	61

7.17 Pension Matters	61

7.18 Priority of Obligations; Collateral; Security Interest	61

7.19 Regulatory Approvals	62

7.20 Transactions with Affiliates	64

7.21 OFAC	64

7.22 Anti-Corruption	64

7.23 Deposit and Disbursement Accounts	64

7.24 Royalty and Other Payments	64

7.25 Non-Competes	65

7.26 Internal Controls	65

SECTION 8 AFFIRMATIVE COVENANTS	65

8.01 Financial Statements and Other Information	65

8.02 Notices of Material Events	67

8.03 Existence; Conduct of Business	68

8.04 Payment of Obligations	69

-ii-

(continued)

Page

8.05 Insurance	69

8.06 Books and Records; Inspection Rights	69

8.07 Compliance with Laws and Other Obligations	69

8.08 Maintenance of Properties, Etc	69

8.09 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc	70

8.10 Action under Environmental Laws	70

8.11 Use of Proceeds	70

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances	70

8.13 Termination of Non-Permitted Liens	72

8.15 Cash Management	72

8.16 Conference Calls	72

SECTION 9 NEGATIVE COVENANTS	73

9.01 Indebtedness	73

9.02 Liens	74

9.03 Fundamental Changes and Acquisitions	76

9.04 Lines of Business	76

9.05 Investments	77

9.06 Restricted Payments	78

9.07 Payments of Indebtedness	78

9.08 Change in Fiscal Year	78

9.09 Sales of Assets, Etc	78

9.10 Transactions with Affiliates	79

9.11 Restrictive Agreements	79

9.12 Modifications and Terminations of Material Agreements and Organic Documents	79

9.13 Inbound and Outbound Licenses	80

9.14 Sales and Leasebacks	80

9.15 Hazardous Material	81

9.16 Compliance with ERISA	81

SECTION 10 FINANCIAL COVENANTS	81

-iii-

(continued)

Page

10.01 Minimum Liquidity	81

10.02 Minimum Revenue	81

SECTION 11 EVENTS OF DEFAULT	82

11.01 Events of Default	82

11.02 Remedies	85

11.03 Additional Remedies	86

SECTION 12 GUARANTEE	86

12.01 The Guarantee	86

12.02 Obligations Unconditional	86

12.03 Reinstatement	87

12.04 Subrogation	87

12.05 Remedies	88

12.06 Instrument for the Payment of Money	88

12.07 Continuing Guarantee	88

12.08 Rights of Contribution	88

12.09 General Limitation on Guarantee Obligations	89

SECTION 13 ADMINISTRATIVE AGENT	89

13.01 Appointment	89

13.02 Rights as a Lender	90

13.03 Exculpatory Provisions	90

13.04 Reliance by Administrative Agent	91

13.05 Delegation of Duties	91

13.06 Resignation of Agent	91

13.07 Non-Reliance on Administrative Agent and Other Lenders	92

13.08 Administrative Agent May File Proofs of Claim	92

13.09 Collateral and Guaranty Matters; Appointment of Collateral Agent	93

13.10 Intercreditor Arrangements	94

SECTION 14 MISCELLANEOUS	94

14.01 No Waiver	94

14.02 Notices	94

-iv-

(continued)

Page

14.03 Expenses, Indemnification, Etc	94

14.04 Amendments, Etc	95

14.05 Successors and Assigns	96

14.06 Survival	98

14.07 Captions	98

14.08 Counterparts	99

14.09 Governing Law	99

14.10 Jurisdiction, Service of Process and Venue	99

14.11 Waiver of Jury Trial	99

14.13 Entire Agreement	99

14.14 Severability	100

14.15 No Fiduciary Relationship	100

14.16 Confidentiality	100

14.18 Judgment Currency	101

14.19 USA PATRIOT Act	101

14.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	101

-v-

SCHEDULES AND EXHIBITS

Schedule 1	—	Commitments
Schedule 2	—	Products
Schedule 3	—	Specified Holders
Schedule 7.05(b)	—	Certain Intellectual Property
Schedule 7.06(a)	—	Certain Litigation
Schedule 7.06(c)	—	Labor Matters
Schedule 7.08	—	Taxes
Schedule 7.12(a)	—	Capitalization
Schedule 7.12(b)	—	Information Regarding Subsidiaries
Schedule 7.12(c)	—	Equity Investments
Schedule 7.13(a)	—	Existing Indebtedness
Schedule 7.13(b)	—	Indebtedness to be Repaid on Closing Date
Schedule 7.14	—	Material Agreements of Obligors
Schedule 7.15	—	Restrictive Agreements
Schedule 7.16	—	Real Property Owned or Leased by Obligors or any Subsidiary
Schedule 7.17	—	Pension Matters
Schedule 7.19(a)		Pending Regulatory Approvals
Schedule 7.19(b)	—	Regulatory Approvals
Schedule 7.19(d)	—	Certain Regulatory Matters
Schedule 7.20	—	Transactions with Affiliates
Schedule 7.23	—	Deposit and Disbursement Accounts
Schedule 7.24	—	Royalty and Payments
Schedule 9.02	—	Existing Liens
Schedule 9.05	—	Existing Investments
Schedule 9.14	—	Permitted Sales and Leasebacks

Exhibit A	—	Form of Note
Exhibit B	—	Form of Borrowing Notice
Exhibit C	—	Form of Guarantee Assumption Agreement
Exhibit D-1	—	Form of U.S. Tax Compliance Certificate
Exhibit D-2	—	Form of U.S. Tax Compliance Certificate
Exhibit D-3	—	Form of U.S. Tax Compliance Certificate
Exhibit D-4	—	Form of U.S. Tax Compliance Certificate
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Assignment and Assumption
Exhibit G	—	Form of Landlord Consent
Exhibit H	—	Form of Security Agreement
Exhibit I	—	Form of Perfection Certificate
Exhibit J	—	Form of Intercompany Subordination Agreement
Exhibit K	—	Form of Warrant Certificate

-vi-

CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of April 6, 2018 (this “Agreement”), among VAPOTHERM, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries that may be required to provide Guarantees from time to time hereunder, the lenders from time to time party hereto (each, a “Lender” and collectively, the “Lenders”), and PERCEPTIVE CREDIT HOLDINGS II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide, subject to certain intercreditor arrangements set forth in the Intercreditor Agreement referred to below, a senior secured term loan facility to the Borrower in an aggregate principal amount of up to $42,500,000; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of Equity Interests, purchase of assets, or similar transaction having the same effect as any of the foregoing, (i) acquires all or substantially all of the assets of any other Person or all or substantially all assets of any business line, division or product line (including research and development and related assets in respect of any product) of any other Person or (ii) acquires more than fifty percent (50%) of the Equity Interests of another Person which, on a fully-diluted basis (and taking into account all Equity Interests the acquiring person has the right or option to acquire) gives such acquiring Person Control over such other Person, including by way of power to elect a majority of the members of the Board (or equivalent) of such Person.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the introduction hereto.

“Applicable Margin” means nine and six hundredths percent (9.06%), as such percentage may be increased pursuant to Section 3.02(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) and entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Benefit Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (whether governed by the Laws of the United States or otherwise) to which any Obligor or Subsidiary thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means, with respect to any Person, the board of directors or equivalent management body of such Person or any committee thereof duly authorized to act on behalf of such board or management body.

“Board Meeting” means a meeting of the Board of the Borrower or any other Obligor, or any committee of any such Board.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means, as the context may require, either (i) the borrowing of the Initial Loan on the Closing Date, (ii) the borrowing of the First Delayed Draw Loan on or before the First Delayed Draw Date or (iii) the borrowing of the Second Delayed Draw Loan on or before the Second Delayed Draw Date.

“Borrowing Date” means, as the context may require, (i) with respect to the Initial Loan, the Closing Date, (ii) with respect to the First Delayed Draw Loan, the First Delayed Draw Date, and (iii) with respect to the Second Delayed Draw Loan, the Second Delayed Draw Date.

“Borrowing Notice” means a written notice in substantially the form of Exhibit B.

“Bridge Bank” means Western Alliance Bank, an Arizona corporation.

“Bridge Bank Indebtedness” means Indebtedness incurred under the Bridge Bank Loan Documents and any refinancing thereof so long as such refinancing is subject to and in accordance with the terms of the Intercreditor Agreement.

“Bridge Bank Loan Agreement” means that certain Amended and Restated Business Financing Agreement, dated as of April 6, 2018, between Bridge Bank and the Borrower as amended, amended and restated, refinanced, replaced or otherwise modified and supplemented in accordance with the terms of the Intercreditor Agreement.

“Bridge Bank Loan Documents” means the Bridge Bank Loan Agreement and all other “Loan Documents” as defined thereunder, in each case, as amended, amended and restated, refinanced, replaced or otherwise modified and supplemented in accordance with the terms of the Intercreditor Agreement.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Calculation Date” has the meaning set forth in Section 10.02.

“Capital Lease” means, with respect to any Person, (i) any lease of any asset or property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person, and (ii) with respect to any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease or agreement giving rise to such Synthetic Lease that, in accordance with GAAP, would be required to appear on a balance sheet of such Person if such Synthetic Lease was accounted for as a capital lease under GAAP.

“Capital Lease Obligations” means, as to any Person, with respect to any Capital Lease, the obligations of such Person to pay rent or other amounts thereunder that, in accordance with GAAP, would be required to be capitalized on the balance sheet of such Person.

“Casualty Event” means any damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CFC” means a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Domestic Subsidiary that owns no material assets (directly or indirectly) other than Equity Interests and debt of one or more CFCs or Domestic Subsidiaries that are themselves CFC Holding Companies.

“Change of Control” means (i) the Specified Holders and their Permitted Transferees fail to own and hold, beneficially and of record, collectively, at any time prior to a Qualified IPO of the Borrower, at least thirty percent (30%) of the Equity Interests of the Borrower having ordinary voting power, determined on a fully diluted basis, (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or two or more Persons (other than the Specified Holders and their Permitted Transferees acting collectively or individually) acting jointly or otherwise in concert, within the meaning of Rule 13d-3 of the Exchange Act, of more than fifty percent (50%) of the aggregate Equity Interests of the Borrower having ordinary voting power, determined on a fully diluted basis, (iii) the sale of all or substantially all of the property or businesses of the Borrower and its Subsidiaries, taken as a whole or (iv) the Borrower shall cease to own, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of each of its Subsidiaries, free and clear of all Liens (other than (x) director’s qualifying shares, (y) shares issued to foreign nationals to the extent required by applicable Law and (z) Permitted Liens).

“Claims” includes litigations, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“Closing Date” means April 6, 2018.

“Closing Date Certificate” has the meaning set forth in Section 6.01(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any asset or personal property of any Obligor in which a Lien is purported to be granted under or pursuant to any Loan Document, including future acquired or created assets or personal property but excluding Excluded Assets.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make a Loan to the Borrower on the Closing Date in accordance with the terms and conditions of this Agreement in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”. The aggregate Commitments of all Lenders as of the Closing Date equal $42,500,000.

“Commodity Account” means any commodity account, as such term is defined in Section 9-102 of the NY UCC.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, with respect to any particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means any control agreement or other agreement with any securities intermediary, bank or other Person establishing a secured party’s control with respect to any applicable Deposit Accounts, Letter-of-Credit Rights or Investment Property, for purposes of Article 8 or Sections 9-104, 9-106 and 9-107 of the NY UCC.

“Controlled Account” means any deposit account, disbursement account, investment account, lockbox account or other similar account (in each case other than any Excluded Account) that is subject to a Control Agreement that is in form and substance reasonably satisfactory to the Administrative Agent and, pursuant to this Agreement and subject to the terms of the Intercreditor Agreement, the Administrative Agent shall have a perfected security interest over such Controlled Account.

“Controlling Person” means, with respect to any Specified Holder, any Person that has the power, directly or indirectly, to direct (or cause the direction of) such Specified Holder’s management and policies, whether by contract, equity ownership or otherwise.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including (i) all renewals and extensions thereof, (ii) all rights to recover for past, present or future infringements thereof, and (iii) all other rights whatsoever accruing thereunder or pertaining thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default and any event that has occurred and, upon the giving of notice thereof, or the lapse of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.5(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.5(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deposit Account” means any deposit account, as such term is defined in Section 9-102 of the NY UCC, maintained by or for the benefit of any Grantor, whether or not restricted or designated for a particular purpose.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (i) is intended for use in connection with the diagnosis of disease, malady or other conditions or in the cure, mitigation, treatment or prevention of disease or malady, in man or other animals, or is intended to affect the structure or any function of the body of man or other animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of man or other animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes.

“Device Marketing Application” means any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e) (a “PMA”), any de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), or any 510(k) submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from the FDA for a Device that is substantially equivalent to a legally marketed predicate Device, as defined in the FD&C Act, or any corresponding non-U.S. application in any other non-U.S. jurisdiction, including, with respect to the European Union, any equivalent submission to a Standard Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), including pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment of the Loans and all other Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made)), (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and eighty (180) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former directors, officers, employees or consultants of the Borrower or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be permitted to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such director’s, officer’s employee’s or consultant’s termination of employment or service, as applicable, death or disability.

“Disqualified Institution” means, as of the date of determination, a Person (i) identified by the Borrower in writing to the Administrative as a competitor of the Borrower and its subsidiaries as of the Closing Date and (ii) any reasonably identifiable Affiliate of any Person referred to in clause (i) above solely on the basis of its name; provided that the foregoing shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in any Loan or Commitment to the extent such party was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws the United States, a state of the United States, or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, (iii) any commercial finance companies, (iv) any investment fund that invests in loans or other obligations for borrowed money, (v) with respect to any Lender, any of its Affiliates, (vi) any Approved Fund and (vii) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided, that in no event shall (A) any Person determined in good faith by the Administrative Agent in consultation with the Borrower to be acting in the capacity of a “vulture fund” or “distressed debt purchaser” in the ordinary course of such Person’s business, and any readily-identifiable Affiliate of such Person or (B) any Disqualified Institution, in either such case, constitute an “Eligible Transferee”.

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree, whether U.S. or non-U.S., relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case however designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in a particular currency, the amount in another currency that could be purchased by the amount in such particular currency, determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b) or (c) of the Code, and in addition, for purposes of Sections 412 or 430 of the Code, or Section 302 of ERISA, Section 414(m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan, in each case resulting in liability under

Sections 4063 or 4064 of ERISA; (iii) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of written notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (iv) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (v) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the failure by any Obligor, Subsidiary or ERISA Affiliate of either, to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (vii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (viii) an event or condition which would be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (ix) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (x) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (xi) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (xii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (xiii) the occurrence of an act or omission which would be expected to give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (xiv) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (xvi) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (xvii) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (xviii) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor.

“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Excess Funding Guarantor” has the meaning set forth in Section 12.08.

“Excess Payment” has the meaning set forth in Section 12.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (Eastern time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably designated by the Administrative Agent.

“Excluded Accounts” means, collectively, (i) any deposit account of the Obligors that is used for payment of payroll, payroll taxes, employee benefits withholding or escrow or fiduciary or deposits permitted under this Agreement and (ii) any other deposit accounts, securities accounts, commodities accounts or similar account of the Obligors so long as the aggregate amount of available funds does not exceed $100,000 at any time for all such accounts.

“Excluded Assets” means, collectively,

(i) any voting Equity Interests in excess of sixty five percent (65%) of the outstanding voting Equity Interests in any CFC or CFC Holding Company to which the restrictions set forth in clause (y) of Section 8.12(c) apply (after taking into account the proviso thereto).

(ii) any permit, lease, license, contract, instrument or other agreement of any Obligor permitted under this Agreement (A) that prohibits or requires the consent of any Person other than an Obligor and its Subsidiaries which has not been obtained as a condition to the creation by such Obligor of a Lien on any right, title or interest in such permit, lease, license contract, instrument or other agreement, where the creation by such Obligor of a Lien on any right, title or interest in such permit, lease, license, contract, instrument or other agreement without having obtained such consent or contrary to such prohibition would cause a breach thereof or give the other party thereto the right to terminate such permit, lease, license, contract, instrument or other agreement as a result thereof, or (B) to the extent that any Law applicable thereto prohibits the creation of a Lien thereon or that would be breached or give the other party thereto the right to terminate such permit, lease, license, contract, instrument or other agreement as a result thereof, but only, with respect to the prohibition in (A) and (B), other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the NY UCC or any other applicable Law or principles of equity, provided that, immediately upon the time at which the consequences described in the foregoing clauses (A) and (B) shall no longer exist, the Collateral shall include, and applicable Obligor shall be deemed to have granted a security interest in, all of such Obligor’s right, title and interest in such permit, lease, license contract, instrument or other agreement, and that the proceeds of the foregoing shall not constitute an Excluded Asset except to the extent such proceeds are otherwise in the form of an Excluded Asset;

(iii) any asset owned by any Obligor that is subject to a Permitted Lien securing a purchase money obligation or a Capital Lease Obligation permitted under this Agreement if the document pursuant to which such Lien is granted (or the document providing for such Capital Lease) prohibits or requires the consent of any Person other than the Borrower and its Subsidiaries which has not been obtained as a condition to the creation of any other Lien on such equipment, if the creation of another Lien on such equipment contrary to the prohibition or without obtaining such consent would cause a breach of the applicable document by which such purchase money Lien or Capital Lease was granted or the document providing for such Capital Lease or give the other party thereto the right to terminate such document, and other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the NY UCC or any other applicable Law or principles of equity;

(iv) any assets subject to certificates of title;

(v) any Margin Stock or Equity Interests in any Person other than Wholly-Owned Subsidiaries to the extent granting a Lien thereon by an Obligor is prohibited by applicable Law;

(vi) real property owned in fee and leasehold interests in real property;

(vii) any “intent-to-use” trademark or service mark application for which a statement of use has not been filed and accepted, solely to the extent that the grant of a security interest in any such trademark application would materially adversely affect the validity or enforceability of the resulting trademark registration or result in cancellation of such trademark application; and

(viii) those assets of a Obligor with respect to which the Administrative Agent and Borrower reasonably agree in writing that the costs of obtaining a Lien thereon or perfecting such Lien are excessive in relation to the benefit to Secured Parties.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.03(i)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” has the meaning set forth in Section 3.04.

“Expense Deposit” means a cash deposit in the amount of $50,000 made by the Borrower pursuant to the Proposal Letter for the prepayment of the Administrative Agent’s and the Lenders’ costs and expenses (payable pursuant to Section 14.03(a) and/or the Proposal Letter) incurred on or prior to the Closing Date.

“Fair Share” has the meaning set forth in Section 12.08.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act (or any successor thereto), as amended from time to time, and the rules and regulations.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“Field” means the use of high velocity nasal insufflation (HI-VNI) technology to add warm moisture to breathing gases from an external source for administration to a neonate/infant, pediatric and adult patients in the hospital, subacute institutions, and home settings for the purpose of treating the signs and symptoms of respiratory distress. For the avoidance of doubt, the Field shall not include the use of HI-VNI technology for the purposes of drug delivery.

“Final PIK Date” has the meaning set forth in Section 3.02(d).

“First Delayed Draw Certificate” has the meaning set forth in Section 6.02(a).

“First Delayed Draw Date” means the date on which the First Delayed Draw Loan is made hereunder, which shall be (i) no sooner than the date on which each of the conditions precedent set forth in Section 6.02 shall have been satisfied and (ii) no later than July 31, 2018.

“First Delayed Draw Loan” means the term loans made by the Lenders on the First Delayed Draw Date in an aggregate principal amount not to exceed $10,000,000.

“First Delayed Draw Warrant” means a warrant, dated as of the First Delayed Draw Date and issued pursuant to a Warrant Certificate in substantially the form of Exhibit K, that among other things, grants the holder thereof the right to purchase a number of shares of the Borrower’s Series D Preferred Equity Interests that is equal to three percent (3%) of the principal amount of the First Delayed Draw Loan divided by a per share exercise price equal to the lower of (i) $1.137 or (ii) in the event that after the date hereof any Series D Preferred Equity Interests or any Equity Interests of the Borrower convertible or exercisable into Series D Preferred Equity Interests of the Borrower are issued at a per share conversion or exercise price, as the case may be, less than $1.137, such lesser price, in each case subject to adjustment as provided in the Warrant Certificate pursuant to which the First Delayed Draw Warrant is issued; provided that, if at the time of issuance of First Delayed Draw Warrants the Borrower has consummated a Qualified IPO, the exercise price for such Warrants shall be the VWAP for the Borrower’s shares of common Equity Interests as of such time of issuance.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means those generally accepted accounting principles in the United States of America used in the preparation of the audited financial statements of the Borrower delivered by the Borrower to the Administrative Agent pursuant to Section 6.01(e), in each case consistently applied, subject to change as provided in Section 1.02(b).

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including, without limitation, regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Grantor” means a “Grantor” under, and as defined in, the Security Agreement.

“Guarantee” of or by any Person (for purposes of this defined term, a “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (for purposes of this defined term, a “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 12.01.

“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Healthcare Laws” means, collectively, all Laws applicable to the business of the Borrower or any other Obligor (including any of their respective Products and Product Commercialization and Development Activities), whether U.S. or non-U.S., regulating the manufacturing, labeling, promotion, sale, provision or distribution of, or payment for, healthcare products, items or services, including HIPAA, the HITECH Act, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. § 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” Section 1877 of the Social Security Act, as amended, 42 U.S.C. § 1395nn (Limitation on Certain Physician Referrals), commonly referred to as “Stark Statute,” FD&C Act, including all applicable Good Manufacturing Practice requirements addressed in the FDA’s Quality System Regulation (21 C.F.R. Part 820), applicable investigational devices exemption regulations at, 21 C.F.R. Parts 50, 54, 56 and 812, all applicable labeling requirements addressed in the FDA’s Labeling Regulations (21 C.F.R. Part 801), the Medicare Regulations, the Medicaid Regulations, TRICARE (10 U.S.C. § 1071 et seq.), and all rules, regulations and legally binding guidance promulgated thereunder or in connection with any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended (including all rules and regulations under HIPAA).

“HITECH Act” means Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-005.

“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (i) any Investigational Device Exemption as defined in the FD&C Act filed with the FDA, (ii) any abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of any of the foregoing pursuant to or under any non-U.S. jurisdiction or Governmental Authority, (iv) all amendments, variations, extensions and renewals of any of the foregoing that may be filed with respect thereto, and (v) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards, whether U.S. or non-U.S., or equivalent.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower or any of its Subsidiaries which is of a “going concern” or similar nature (other than (i) resulting from the impending maturity of any Indebtedness that constitutes Material Indebtedness within one year from the time such opinion is delivered), (ii) which relates to the limited scope of examination of matters relevant to such financial statement or (iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item, the effect to which could be to cause and Event of Default hereunder).

“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (iii) [reserved], (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the amount thereof being measured as the fair market value of such property so long as such Indebtedness is expressly made non-recourse to such Person), (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) [reserved], (xiii) any outstanding Disqualified Equity Interests, and (xiv) all other obligations required to be classified as indebtedness of such Person under GAAP. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person

“Indemnified Party” has the meaning set forth in Section 14.03(c).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Initial Loan” means the term loans made by the Lenders on the Closing Date in an aggregate principal amount not to exceed $20,000,000.

“Initial Warrant” means a warrant, dated as of a date on or before the Closing Date and issued pursuant to a Warrant Certificate in substantially the form of Exhibit K, that among other things, grants the holder thereof the right to purchase 527,705 shares of the Borrower’s Series D Preferred Equity Interests at an exercise price of $1.137 per share, subject to adjustment as provided in the Warrant Certificate pursuant to which the Initial Warrant is issued.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign Law, including the Bankruptcy Code.

“Intellectual Property” means, with respect to any Person, all of such Person’s rights, title and interests in, all Patents, Trademarks, Copyrights, and Technical Information, whether registered or not and whether existing under U.S. or non-U.S. Law or jurisdiction, including, without limitation, all (i) applications, registrations, amendments and extensions relating to such Intellectual Property, (ii) rights and privileges arising under any applicable Law with respect to any Intellectual Property, (iii) any right, but not the obligation, to sue for or collect any damages for any past, present or future infringements of any Intellectual Property and (iv) rights of the same or similar effect or nature as described above in any jurisdiction corresponding to any Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means the subordination agreement in substantially the form of Exhibit J hereto.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and between the Administrative Agent and Bridge Bank.

“Interest Period” means, initially, (i) the period commencing on (and including) the Closing Date and ending on (and including) the last day of the calendar month in which such Closing Date occurs, and (ii) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date; provided that if such last day of a calendar month is not a Business Day, then the last day of the Interest Period applicable to such calendar month shall instead end on (and include) the next succeeding Business Day, and the immediately succeeding Interest Period shall instead begin on (and include) the calendar day immediately succeeding such Business Day.

“Interest Rate” ” means the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate and (y) one and three quarters percent (1.75%) per annum.

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine (including any article or Device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or Device), manufacture or composition of matter.

“Investment” means, for any Person: (i) the acquisition (whether for cash, property, services, securities or otherwise) of any debt or Equity Interests (or other ownership interests) of another Person, whether evidenced by bonds, notes, debentures, certificates, securities, notations or otherwise, or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (ii) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; or (iii) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (iv) the entering into of any Hedging Agreement; provided that “Investment” shall not include (x) accounts receivable or other indebtedness owed by customers and other Persons who make payments on account of customers of such Person in the ordinary course of business or (y) prepaid expenses or deposits incurred in the ordinary course of business.

“Investment Property” means any of any Grantor’s investment property, as such term is defined in Section 9-102 of the NY UCC.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Key Person” means Joseph Army, the current Chief Executive Officer of the Borrower.

“Key Person Event” means the Key Person (i) fails to hold the office of Chief Executive Officer of the Borrower or fails to possess the power and authority typically associated with individuals holding the office of Chief Executive Officer, (ii) fails to be directly and actively involved in the day to day management and direction of the Borrower and its Subsidiaries or (iii) holds the title of, acts as, or possesses the power and authority typically held by an executive officer of any for profit Person other than the Borrower and its Subsidiaries or (iv) is not devoting his or her full working time and efforts to the business and affairs of the Borrower and its Subsidiaries, provided that, (A) clause (iii) above shall not apply to the Key Person’s activities in connection with NH MedTech, Inc., and (B) the Key Person may manage his or her personal investments and may engage in civic, educational, religious, charitable or other community activities, as long as such activities do not pose an actual or apparent conflict of interest and do not materially interfere with the Key Person’s performance of his or her full time duties as Chief Executive Officer.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G.

“Law” means any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Letter-of-Credit Rights” means any and all of any Grantor’s letter-of-credit rights, as such term is defined in Section 9-102 of the NY UCC.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loans” means, collectively, the Initial Loan, the First Delayed Draw Loan, the Second Delayed Draw Loan, and any PIK Loan, and “Loan” means any of the foregoing.

“Loan Documents” means, collectively, this Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Notes, the Security Documents, any Guarantee Assumption Agreements and any subordination agreement, intercreditor agreement, any Landlord Consents, Bailee Letters or other present or future document, instrument, agreement or certificate delivered to any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified. Notwithstanding the foregoing, “Loan Documents” shall not include the Warrants and the Warrant Certificates.

“Loss” means any judgment, debt, liability, expense, cost, damage or loss, contingent or otherwise suffered by any Person, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders (other than Defaulting Lenders) having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, operations, condition (financial or otherwise), of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of any Obligor to perform its obligations under the Loan Documents, as and when due, or (iii) the legality, validity, binding effect or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders or any other Secured Party under any of the Loan Documents, except as a result of the action or inaction of the Administrative Agent, a Lender or any other Secured Party.

“Material Agreement” means any Contract to which any Obligor or any of its Subsidiaries is a party, or to which any of its assets or properties are bound, that in any calendar year is reasonably expected to (1) result in payments or revenues (including royalty, licensing or similar payments) made to any Obligor or any of its Subsidiaries in an aggregate amount in excess of $1,000,000, or (2) require payments or expenditures (including royalty, licensing or similar payments) made by any Obligor or any of its Subsidiaries in an aggregate amount in excess of $1,000,000.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor, the outstanding principal amount of which, individually or in the aggregate, exceeds $1,000,000 (or the Equivalent Amount in other currencies).

“Material Intellectual Property” means all Obligor Intellectual Property, whether currently owned, licensed or otherwise held, or acquired, developed, licensed or otherwise obtained after the date hereof (x) the loss of which could reasonably be expected to result in a Material Adverse Effect, or (y) that has a Market Value in excess of $1,000,000.

“Maturity Date” means April 6, 2023.

“Medicaid Regulations” means that certain government-sponsored entitlement program set forth under Title XIX, P.L. 89-97 of the Social Security Act, which, among other things, provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare Regulations” means that certain government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which, among other things, provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (i) with respect to any Non-Qualified IPO by any Obligor, the aggregate amount of cash received (directly or indirectly) from time to time by or on behalf of such Obligor in connection with such Non-Qualified IPO, after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by such Obligor in connection therewith, including related underwriting commissions or equivalent, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; and (ii) with respect to any Casualty Event experienced or suffered by any Obligor or any of its Subsidiaries, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of such Obligor or such Subsidiary as a result of such Casualty Event after deducting therefrom only (x) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, and (y) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that in each case of clauses (i) and (ii) costs and expenses shall only be deducted to the extent that the amounts so deducted are (x) actually paid to a Person that is not an Affiliate of such Obligor, and (y) properly attributable to such Non-Qualified IPO or Casualty Event, as the case may be.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 14.04 and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Qualified IPO” means a Public Offering that is not a Qualified IPO.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.03.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to the Administrative Agent, any Lender, any Indemnified Party, or any Affiliate or other related party of any of the foregoing (including all Guaranteed Obligations), arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document. Notwithstanding the foregoing, and for the avoidance of doubt, the obligations arising under and in connection with the Warrants and the Warrant Certificates shall not constitute “Obligations”.

“Obligor Intellectual Property” means, Intellectual Property owned, licensed or otherwise held by any Obligor, including, without limitation, the Intellectual Property listed on Schedule 7.05(b) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule).

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“One-Month LIBOR” means, with respect to any applicable Interest Period hereunder, the one-month London Interbank Offered Rate for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg or Telerate page selected by the Administrative Agent (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), which shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect two (2) Business Days prior to the first day of such Interest Period rounded up to the nearest 1/16 of one percent (1%). The Administrative Agent’s determination of interest rates shall be determinative in the absence of manifest error.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing, as amended, modified or replaced from time to time.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)) or a grant of a participation.

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patent” means all patents and patent applications, including (i) the inventions and improvements described and claimed therein, (ii) the reissues, divisions, continuations, renewals, extensions, and continuations in part thereof, (iii) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, (iv) all damages and payments for past or future infringements thereof, and rights to sue therefor, and (v) all rights corresponding thereto throughout the world.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means (i) the last day of each Interest Period and (ii) the Maturity Date.

“Payment in Full” means the payment in full in cash of all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) and the termination or cancellation of all Commitments hereunder.

“Pay-Off Indebtedness” means the Indebtedness listed on Schedule 7.13(b).

“Pay-Off Letter” means the payoff letter, dated as of April 6, 2018 between the Borrower and Solar Capital Ltd., in respect of the Pay-Off Indebtedness.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Collateral and Perfection Certificate in substantially the form set forth in Exhibit I which shall be delivered pursuant to Section 6.01(c).

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries as to which each of the following conditions is satisfied:

(a) immediately prior to, and after giving effect thereto, no Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws, and in conformity with all applicable Governmental Approvals;

(c) in the case of an Acquisition of any Equity Interests of any Person, all of such Equity Interests shall be owned one hundred percent (100%) by the Borrower or a Wholly-Owned Subsidiary of the Borrower, and the Borrower shall have taken, or caused to be taken, as of the date such acquired Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.12(a) and as otherwise required under any Loan Document, as applicable;

(d) in the case of an Acquisition of assets or a business division, the acquired assets will be located in the United States immediately upon consummation of such Acquisition and owned by the Borrower or a Domestic Subsidiary;

(e) for the period of twelve (12) consecutive fiscal months immediately preceding such Acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance (giving effect to such Acquisition as if it occurred on the first day of such period) with the financial covenants set forth in Section 10.

(f) such Acquisition (i) when taken with together all other Acquisitions consummated or effected in the prior period of 12 consecutive months, does not exceed $5,000,000 in the aggregate, and (ii) when taken together with all other Acquisitions consummated or effected since the Closing Date, does not exceed $10,000,000 in the aggregate;

(g) promptly upon request by the Administrative Agent in the case of an Acquisition having a purchase price in excess of $1,000,000, the Borrower shall provide (i) a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents requested by the Administrative Agent), (ii) any available quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period ending forty five (45) days immediately prior to such Acquisition, including any audited financial statements that are available, and (iii) any other information reasonably requested by the Administrative Agent and available to the Obligors;

(h) the Borrower shall have provided the Administrative Agent with at least ten (10) Business Days’ (or such shorter period as agreed by the Administrative Agent) prior written notice of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, prior to such Acquisition; and

(i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying as to any contingent liabilities and prospective research and development costs associated with the Person or assets being acquired;

(j) at least three (3) Business Days prior to the proposed date of such Acquisition (or such shorter period as agreed by the Administrative Agent), the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying that such Acquisition complies with this definition.

“Permitted Cash Equivalent Investments” means, as to any Person: (a) investments in direct obligations of the United States or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States, provided that, any such obligations shall mature within one year of the date of issuance thereof; (b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within ninety (90) days from the date of issuance thereof; (c) investments in certificates of deposit issued by Bridge Bank or any of its Affiliates or by any United States commercial bank having capital and surplus of not less than $500,000,000 which have a maturity of one hundred eighty (180) days or less; and (d) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (a), (b) and (c) above.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted License” means (i) any license of over-the-counter software that is commercially available to the public, or (ii) any inbound license for the use by an Obligor or any of its Subsidiaries of Obligor Intellectual Property entered into in the ordinary course of business; provided that, with respect to each such license described in clause (ii), the license constitutes an arms length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Borrower or any of its Subsidiaries, as applicable, to pledge or grant any Lien on, or assign or otherwise transfer any Intellectual Property.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Refinancing” means, with respect to any Permitted Indebtedness, any extension, modification, renewal or replacement of such Indebtedness; provided that such extension, renewal or replacement (i) shall not increase the outstanding principal amount of such Indebtedness, except by an amount equal to unpaid accrued interest and premiums thereon, or other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issuance pursuant to this Agreement, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Obligors and their Subsidiaries than the terms of any agreement or instrument governing the Indebtedness being extended, renewed or replaced, (iii) [reserved], (iv) shall not contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being extended, renewed or replaced and (v) after giving effect to such extension, renewal or replacement, no Event of Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Permitted Transferee” means (i) any Specified Holder Controlled Affiliate, or (ii) (w) any Specified Holder, (x) any such Specified Holder’s spouse, children (including legally adopted children and stepchildren), spouses of children, grandchildren (including legally adopted children or stepchildren of such Specified Holder’s children), spouses of grandchildren, parents or siblings, (y) a trustee of a trust for the benefit of any Person described in clause (ii)(x) above, or (z) a corporation, limited partnership or limited liability company whose sole stockholders, partners, members or equivalent, as the case may be, are Persons described in clauses (ii)(w), (x) or (y) above.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“PIK Interest” has the meaning set forth in Section 3.02(d).

“PIK Loan” has the meaning set forth in Section 3.02(d).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“PMA” has the meaning set forth in the definition of Device Clearance Application.

“Prepayment Date” has the meaning set forth in Section 3.03(a)(i).

“Prepayment Premium” means with respect to any prepayment of principal of the Loans referenced in Section 3.03(a) or (b) occurring (i) on or prior to the second anniversary of the Closing Date, an amount (not to be less than zero) such that the total Return received by the Lenders on such prepaid principal amount will not be less than twenty percent (20%) on such principal amount being prepaid, (ii) at any time after the second anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, an amount (not to be less than zero) such that the total Return received by the Lenders on such prepaid principal amount will not be less than seventeen percent (17%) on such principal amount being prepaid; and (iii) at any time after the fourth anniversary of the Closing Date and prior to the Maturity Date, an amount (not to be less than zero) such that the total Return received by the Lenders on such prepaid principal amount will not be less than fifteen percent (15%) on such principal amount being prepaid.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Product” means (i) those Devices set forth (and described in reasonable detail) on Schedule 2 (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) attached hereto, and (ii) any current or future Device developed, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor or any of its Subsidiaries, including any such Device currently in development.

“Product Agreement” means, with respect to any Product, any Contract pursuant to which one or more Persons grants or receives (i) any rights relating to any Product Commercialization and Development Activities with respect to such Product, or (ii) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Commercialization and Development Activities with respect to such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person.

“Product Assets” means, with respect to any Product, any and all rights, title and interests of any Person or any of its Subsidiaries in any assets relating to such Product or any Product Commercialization and Development Activities with respect to such Product, including all Product Related Information, all Product Agreements, all Intellectual Property, Regulatory Approvals and similar assets with respect to such Product or any such Product Commercialization and Development Activities, and all rights, title and interests in any other property, tangible or intangible, manifesting or otherwise in respect of such Product or any such Product Commercialization and Development Activities, including, without limitation, inventory, accounts receivable or similar rights to receive money or payment pertaining thereto and all proceeds of the foregoing.

“Product Authorizations” means, with respect to any Product or any Product Commercialization and Development Activities related to any Product, any and all Regulatory Approvals (including all applicable IDEs, PMAs, 510(k)s, Device Marketing Applications, Product Standards, supplements, amendments, pre- and post-approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority in each case necessary for the ownership, use or other commercialization of such Product or for such Product Commercialization and Development Activities, whether U.S. or non-U.S.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, manufacturing, use, sale, licensing, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, that is necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (i) branding materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (ii) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or useful in connection with the Product Commercialization and Development Activities for any Product.

“Product Standards” means all safety, quality and other specifications and standards applicable to any Product, including all medical device and other standards promulgated by Standards Bodies.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Proposal Letter” means the confidential Proposal Letter dated February 21, 2018 between the Borrower and Perceptive Advisors LLC (as supplemented by the outline of proposed terms and conditions attached thereto).

“Public Offering” means, with respect to any Person, an underwritten public offering of the Equity Interests of such Person pursuant to a registration statement in accordance with the Securities Act.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified IPO” means, with respect to any Person, such Person’s initial Public Offering of its common Equity Interests having ordinary voting rights, as a result of which (i) such Equity Interests are listed on either the New York Stock Exchange or the NASDAQ Stock Market, and (ii) such Person receives gross proceeds from such Public Offering that exceeds $40,000,000.

“Qualified Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (ii) that is intended to be tax qualified under Section 401(a) of the Code.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Reference Rate” means One-Month LIBOR; provided that if One-Month LIBOR can no longer be determined by the Administrative Agent (in its sole discretion) or any Governmental Authority having jurisdiction over the quotation or determination of London Interbank Offered Rates declares that it will no longer supervise or sanction such rates for purposes of interest rates on loans, then the Administrative Agent and the Borrower shall endeavor, in good faith, to establish an alternate rate of interest to One-Month LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for middle-market loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided further that, until such alternate rate of interest is agreed upon by the Administrative Agent and the Borrower, the Reference Rate for purposes hereof and each other Loan Document shall be the “Wall Street Journal Prime Rate” as published and defined in The Wall Street Journal.

“Referral Source” has the meaning set forth in Section7.07(b).

“Register” has the meaning set forth in Section 14.05(c).

“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption required by the FDA or other applicable Regulatory Authorities (including, without limitation, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent and controlled substance registrations).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended, or any successor Law thereto.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended, or any successor Law thereto.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended, or any successor Law thereto.

“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, mandatory recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.

“Regulatory Approval” means any Governmental Approval, whether U.S. or non-U.S., relating to any Product or any Product Commercialization and Development Activities related to such Product, including any Product Authorizations with respect thereto.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that is concerned with or has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Related Parties” has the meaning set forth in Section 14.16.

“Resignation Effective Date” has the meaning set forth in Section 13.06(a).

“Responsible Officer” of any Person means each of the chief executive officer, president, vice president, chief financial officer, chief operating officer, treasurer or assistant treasurer.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Obligor or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of such Obligor or any of its Subsidiaries, any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor to any holder of any Equity Interests of such Obligor, or any option, warrant or other right to acquire any shares of Equity Interests of such Obligor or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other arrangement that (i) contains any term or provision that if complied with or observed (or if there is a failure to comply with or to observe any such term or provision) would cause or result in a Default hereunder or under any other Loan Document or (ii) prohibits, restricts or imposes any condition upon (A) the ability of any Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) customary provisions in contracts (including, without limitation, leases and in-bound licenses of Intellectual Property) restricting the assignment thereof and (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (B) the ability of any Obligor or any of its Subsidiaries to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to any other Obligor or any other of its Subsidiaries or to Guarantee Indebtedness of any other Obligor or any other of its Subsidiaries or to transfer any of its assets or properties to any Obligor or any of its Subsidiaries.

“Return” means, at the time of any prepayment of the type described in clause (a) or (b) of Section 3.03, the sum of (in each case without duplication) (i) all amounts that will be paid to the Lenders in cash at the time of such prepayment, including amounts required to be paid pursuant to Section 3.03 in respect of interest, fees and Prepayment Premiums as a result of such prepayment (but excluding any portion of such prepayment constituting principal or any portion of interest to the extent accrued at the Default Rate), plus, (ii) without duplication, (x) with respect to the portion of such prepayment constituting principal, all amounts paid in cash to the Lenders prior to the time of such prepayment, including in respect of interest, fees and Prepayment Premiums (but excluding any portion of interest to the extent accrued at the Default Rate), and (y) the aggregate Warrant Return received by the Lenders as of the time of such prepayment; provided that, (1) allocations of interest, fees, Prepayment Premiums or other applicable amounts will be pro-rated on the basis of the principal amount being prepaid relative to the aggregate principal amount of loans made hereunder as of the time of any applicable prepayment, and (y) for purposes of this definition there shall be deemed to be no Warrant Return unless the Borrower has consummated a Qualified IPO or an event or transaction of the type described in either clause (i) or (ii) of the definition of “Change of Control” has occurred.

“Revenue” means, as of any date of determination, the net revenues of the Borrower and its Subsidiaries generated in the ordinary course of business, determined on a consolidated basis in accordance with GAAP, excluding any non-recurring or non-ordinary course payments not related to the sale of goods and services by the Borrower and its Subsidiaries in the ordinary course..

“Sanction” means any economic or financial sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority.

“Second Delayed Draw Certificate” has the meaning set forth in Section 6.03(a).

“Second Delayed Draw Date” means the date on which the Second Delayed Draw Loan is made hereunder, which shall be (i) no sooner than the date on which each of the conditions precedent set forth in Section 6.03 shall have been satisfied and (ii) no later than March 31, 2019.

“Second Delayed Draw Loan” means the term loans made by the Lenders on the Second Delayed Draw Date in an aggregate principal amount not to exceed $12,500,000.

“Second Delayed Draw Warrant” means a warrant, dated as of the Second Delayed Draw Date and issued pursuant to a Warrant Certificate in substantially the form of Exhibit K, that among other things, grants the holder thereof the right to purchase, at the applicable exercise price described below, a number of shares of the Borrower’s Series D Preferred Equity Interests that is equal to three percent (3%) of the principal amount of the Second Delayed Draw Loan divided by a per share exercise price equal to the lower of (i) $1.137 or, (ii) in the event that after the date hereof any Series D Preferred Equity Interests or any Equity Interests of the Borrower convertible or exercisable into Series D Preferred Equity Interests of the Borrower are issued at a per share conversion or exercise price, as the case may be, less than $1.137, such lesser price, in each case subject to adjustment as provided in the Warrant Certificate pursuant to which the Second Delayed Draw Warrant is issued; provided that, if at the time of issuance of Second Delayed Draw Warrants the Borrower has consummated a Qualified IPO, the exercise price for such Warrants shall be the VWAP for the Borrower’s shares of common Equity Interests as of such time of issuance.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among the grantors party thereto and the Administrative Agent, granting a security interest in the Obligors’ personal property in favor of the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, and each other security document, Control Agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties for purposes of securing the Obligations.

“Securities Account” has the meaning set forth in Section 8-501(a) of the NY UCC.

“Short-Form IP Security Agreement” means, as the context may require, one or more short-form copyright, patent or trademark security agreements, dated as of the date hereof and substantially in the form of Exhibits C, D and E to the Security Agreement, as applicable, entered into by one (1) or more Obligors in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“Solvent” means, with respect to any Person at any time, that (i) the fair value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Specified Holder Controlled Affiliate” means, with respect to any Specified Holder, an Affiliate of such Specified Holder as to which either such Specified Holder or the Controlling Person of such Specified Holder has the power, directly or indirectly, to direct (or cause the direction of) such Affiliate’s management and policies, whether by contract, equity ownership or otherwise.

“Specified Holders” means the Persons listed on Schedule 3 as of the Closing Date.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (i) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, by parent, or (ii) that is, as of such date, otherwise Controlled, (x) by the parent, or (y) one (1) or more direct or indirect subsidiaries of the parent, or (z) by the parent and one (1) or more of its direct or indirect subsidiaries.

“Subsidiary Guarantors” means each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a).

“Subordinated Debt” means unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated to the Obligations pursuant to a subordination agreement satisfactory in form and substance to the Administrative Agent in its sole discretion.

“Synthetic Lease” means, as to any Person, (i) any so-called synthetic, off-balance sheet or tax retention lease, or (ii) any agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental, demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or sponsored by any Obligor, Subsidiary or any ERISA Affiliate of either or to which any Obligor, Subsidiary or any ERISA Affiliate of either has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademark” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (i) all renewals of trademark and service mark registrations, (ii) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (iii) all rights corresponding thereto throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use thereof.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party and the making of the Loans hereunder.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B).

“VWAP” means, at any time of determination after the Borrower has consummated a Qualified IPO, the volume weighted average sale price of the Borrower’s common Equity Interests for the period of ten (10) consecutive trading days ended immediately prior to such time of determination, as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service reasonably acceptable to the Holder and the Company (collectively, “Bloomberg”) or, if (i) if such Equity Interests have traded for less than ten (10) consecutive trading days, then such lesser period of consecutive trading days as applicable, and (ii) if no volume weighted average sale price is reported for such Equity interests by Bloomberg, then the last closing trade price of such Equity Interests as reported by Bloomberg.

“Warrant Certificate” means, with respect to any Warrants issued or to be issued in connection herewith, a warrant certificate in substantially the form of Exhibit K pursuant to which such Warrant will be issued.

“Warrant Return” means, at any time of determination, if on or prior to such time an event or transaction of the type described in either clause (i) or (ii) of the definition of “Change of Control” has occurred, the gross cash proceeds received or receivable by Lenders in respect of their Warrants so long as (and to the extent that) such Lenders were permitted to exercise such Warrants and participate in such event or transaction; provided that, upon consummation of a Qualified IPO by the Borrower, “Warrant Return” shall mean the VWAP for the Borrower’s common Equity Interests sold in such Qualified IPO.

“Warrants” means the Initial Warrant, the First Delayed Draw Warrant and the Second Delayed Draw Warrant.

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower as to which (i) the Borrower owns one hundred percent (100%) of the Equity Interests of such Subsidiary (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) and (ii) all such Equity Interests have been pledged to the Administrative Agent pursuant to the Security Agreement on a fully perfected, (subject to the terms of the Intercreditor Agreement) first priority basis.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Accounting Terms and Principles.

(a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Loan Parties and their Subsidiaries characterized as an operating lease under GAAP at the time such lease was entered into (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP.

(b) If at any time any change in GAAP or the application thereof would affect the computation of any financial term, covenant, ratio or requirement set forth in any Loan Document, and either the Borrower or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such term, covenant, ratio or requirement to preserve the original intent thereof set forth in the applicable Loan Document in light of such change in GAAP or application thereof; provided that, until so amended, (i) such term, covenant, ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements, Compliance Certificates and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such term, covenant, ratio or requirement made before and after giving effect to such change in GAAP or application thereof.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(i) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties;

(j) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property;

(k) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP; and

(l) the word “will” shall be construed to have the same meaning as the word “shall”.

Unless otherwise expressly provided herein, (x) references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents and (y) any definition or reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 2

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a) On the terms and subject to the conditions of this Agreement, each Lender agrees to make an Initial Loan to the Borrower on the Closing Date in a principal amount equal to its Proportionate Share of $20,000,000, and the making of the Initial Loan to the Borrower shall terminate each Lender’s Commitment with respect thereto.

(b) On the terms and subject to the conditions of this Agreement, each Lender agrees to make a First Delayed Draw Loan to the Borrower on the First Delayed Draw Date in a principal amount equal to its Proportionate Share of $10,000,000 or such lesser amount as set forth in the Borrowing Notice for such Loan; provided that, after the First Delayed Draw Date, each Lender’s Commitment with respect to the First Delayed Draw Loan shall automatically terminate.

(c) On the terms and subject to the conditions of this Agreement, each Lender agrees to make a Second Delayed Draw Loan to the Borrower on the Second Delayed Draw Date in a principal amount equal to its Proportionate Share of $12,500,000 or such lesser amount as set forth in the Borrowing Notice for such Loan; provided that, after the Second Delayed Draw Date, each Lender’s Commitment with respect to the Second Delayed Draw Loan shall automatically terminate.

(d) No amounts paid or prepaid with respect to any Loan may be reborrowed.

2.02 Borrowing Procedures. For the Borrowing of the Initial Loan, at least one (1) Business prior to the proposed Borrowing Date and, for all other Borrowings hereunder, at least five (5) Business Days prior to any proposed Borrowing Date, the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice (which notice, if received on a day that is not a Business Day or after 9:30 a.m. (New York City time) on a Business Day, shall be deemed to have been delivered on the next Business Day.)

2.03 Notes. If requested by any Lender, any Loan of such Lender made hereunder shall be evidenced by one or more Notes, each of which Notes shall be prepared, executed and delivered by the Borrower to the Administrative Agent for the benefit of such Lender, and shall be substantially in the form attached hereto as Exhibit A.

2.04 Use of Proceeds. Borrower shall use the proceeds of the Loans solely for general corporate purposes, including the refinancing of Pay-Off Indebtedness and payment of fees and expenses associated with the negotiation, execution and implementation of the Transactions.

2.05 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.02(b).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made were issued at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Fees. No Defaulting Lender shall be entitled to receive any fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayments and Prepayments Generally; Application.

(a) There will be no scheduled amortization payments of principal on the Loans prior to the Maturity Date.

(b) Any term or provision hereof to the contrary notwithstanding, on the Maturity Date the Borrower shall repay the entire remaining outstanding balance of the Loans in full in cash.

(c) The Borrower agrees that all amounts payable hereunder or any other Loan Document, whether in respect of principal, interest, fees, costs, expenses, indemnities or otherwise, shall be payable solely in Dollars pursuant to the terms of this Section 3. Except as otherwise provided in this Agreement, each payment (including each repayment and prepayment) by the Borrower will be deemed to be made ratably in accordance with the Lenders’ Proportionate Shares.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations, shall accrue interest at the Interest Rate.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by four percent (4.00%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”). If any Obligation is not paid when due and payable (after giving effect to any cure right set forth herein or under the applicable Loan Document), the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Subject to clause (d) below, accrued interest on the Loans shall be payable in cash and in arrears on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid, whether before, on or after the Maturity Date); provided that interest payable at the Default Rate shall also be payable from time to time on demand by the Administrative Agent.

(d) PIK Interest Option. Notwithstanding clause (c) above, with respect to any Payment Date occurring on or prior to October 6, 2021 (the “Final PIK Date”), so long as no Event of Default has occurred and is continuing on such date, by delivery of written notice to the Administrative Agent not less than five (5) Business Days prior to such Payment Date, the Borrower may elect to pay a portion of the interest accruing for the Interest Period ending on such Payment Date equal to one and three quarters percent (1.75)% per annum “in kind” (“PIK Interest”); provided that (i) such election shall only relate to interest that (x) is due and payable on such Payment Date and (y) has accrued during the Interest Period ending on such Payment Date, and (ii) the remainder of any interest due and payable on such Payment Date will continue to be due and payable in cash on such date. To the extent the Borrower elects to pay PIK Interest pursuant to this Section 3.02(d) on any Payment Date, such PIK Interest shall be capitalized and added to the outstanding principal amount of the Loans on such Payment Date, and such PIK

Interest shall be deemed to be a Loan made hereunder by the Lenders (a “PIK Loan”). The aggregate principal amount of any PIK Loan will be equal to the amount of such PIK Interest elected to be paid “in kind” by the Borrower on the applicable Payment Date. For purposes of this Agreement and the other Loan Documents, each PIK Loan will bear interest (which shall be due and payable) in accordance with this Section 3. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, all interest must be paid in cash, irrespective of any election at any time by the Borrower to pay such interest in the form of PIK Interest if (x) any Event of Default has occurred and is continuing on any Payment Date, or (y) the Payment Date on which the Borrower elects to pay PIK Interest occurs after the Final PIK Date.

3.03 Prepayments; Prepayment Premium.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans on any Business Day (a “Prepayment Date”) for an aggregate amount equal to the sum of (x) the aggregate principal amount of the Loans being prepaid, (y) the Prepayment Premium on the principal amount of the Loans being prepaid, and (z) any accrued but unpaid interest then in effect and payable on the principal amount of the Loans being prepaid (such aggregate amount, the “Prepayment Price”).

(ii) A notice of optional prepayment shall be effective only if received by the Lenders not later than 2:00 p.m. (Eastern time) on a date not less than three (3) (nor more than five (5)) Business Days prior to the proposed Prepayment Date. Each notice of optional prepayment shall specify the Prepayment Date, the principal amount to be prepaid, and the Prepayment Price payable on such Prepayment Date.

(b) Mandatory Prepayments. Subject to the terms of the Intercreditor Agreement,

(i) Should any Obligor or any of its Subsidiaries experience or suffer a Casualty Event, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to the sum of (i) one hundred percent (100%) of the Net Cash Proceeds received with respect to such Casualty Event, (ii) the Prepayment Premium then in effect and payable on the principal amount of the Loans being prepaid, and (iii) any accrued but unpaid interest on any principal amount of the Loans being prepaid; provided that, if within five (5) Business Days following the occurrence of any such Casualty Event, a Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower or applicable Obligor intends to apply the Net Cash Proceeds from such Casualty Event to acquire assets used or useful in the business of such Obligor or such Subsidiary, then such Net Cash Proceeds of such Casualty Event may be applied for such purpose in lieu of such mandatory prepayment, provided further that, in the event that Net Cash Proceeds have not been so applied within one hundred eighty (180) days following the receipt of such Net Cash Proceeds (or, if such Obligor or such Subsidiary enters into a binding agreement with a non-affiliated third party within such one hundred and eighty (180) days, then within two hundred and seventy (270) days following the receipt of such Net Cash Proceeds), the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to the sum of (A) one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by the Borrower or any other Obligor as a result of such Casualty Event, (B) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (C) any accrued but unpaid interest on such principal amount of the Loans being prepaid.

(ii) Upon the occurrence of any Non-Qualified IPO by any Obligor, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to the sum of (i) twenty five percent (25%) of the Net Cash Proceeds received by such Obligor with respect to such Non-Qualified IPO, (ii) the Prepayment Premium then in effect and payable on the principal amount of the Loans being prepaid, and (iii) any accrued but unpaid interest on any principal amount of the Loans being prepaid.

(c) Prepayment Premium. Without limiting the foregoing, whenever the Prepayment Premium is in effect and payable pursuant to the terms hereof, such premium shall be payable on all prepayments of the Loans, whether as a result of clause (a) or (b)(ii) above in this Section 3.03, acceleration or otherwise.

(d) Application of Payments. Anything contained herein to the contrary notwithstanding, pursuant to the exercise of remedies under Section 11.02 hereof and except as otherwise provided in the Intercreditor Agreement, all payments and collections received in respect of the Obligations, including proceeds of any payment or prepayment received pursuant to clauses (a) or (b) above, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows (in the following order of priority, with such proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash):

(A) first, to the payment of that portion of the Obligations payable to the Administrative Agent constituting fees, indemnities, costs, expenses and other amounts then due and owing (including fees and disbursements and other charges of legal counsel payable under Section 14.03);

(B) second, to the payment of that portion of the Obligations payable to the Lenders constituting fees, indemnities, expenses and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03);

(C) third, to the payment of any accrued and unpaid interest and any fees then due and owing;

(D) fourth, to the payment of unpaid principal of the Loans, together with the applicable Prepayment Premium thereon; provided that the portion of principal to be prepaid shall be limited to the extent necessary so as to permit the payment in full of the applicable Prepayment Premium thereon with the proceeds being used for such prepayment;

(E) fifth, to the payment of any Exit Fee then due and payable; and

(F) sixth, to the Payment in Full of all other Obligations then due and payable; and

(G) seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

3.04 Exit Fee. On the Maturity Date or, if earlier, the date when all principal of the outstanding Loans is paid in full or becomes due and payable in full (whether as a result of acceleration, mandatory prepayment, voluntary prepayment or repayment, scheduled maturity or otherwise) and all Commitments to lend hereunder have been terminated, the Borrower will pay to the Administrative Agent (for the benefit of the Lenders) a fully-earned and nonrefundable exit fee (the “Exit Fee”) equal to one-half percent (0.50%) multiplied by the aggregate original principal amount of all Loans funded. Upon receipt of payment from the Borrower, the Administrative Agent will promptly thereafter distribute the proceeds of such payment to the Lenders pro rata on the basis of each Lender’s Proportionate Share.

SECTION 4

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b) Application of Payments. All such payments referenced in clause (a) above shall be applied as set forth in Section 3.03(d) above.

(c) Non-Business Days. If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be contingent or unmatured or owed to an Affiliate of such Lender. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

SECTION 5

YIELD PROTECTION, ETC.

5.01 Additional Costs.

(a) Change in Law Generally. If, on or after the date hereof, the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive of any such Governmental Authority, shall impose, modify or make applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount deemed by such Lender to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clause (ii) through (v) of the definition of “Excluded Taxes”, and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof, the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or no having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Delay in Demand. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than two hundred and seventy (270) days prior to the date that such Lender notifies the Borrower of such change in law giving rise to such increased costs or reductions, and of such Lender’s to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the two hundred and seventy (270) day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Other Laws. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price applicable on the date of such prepayment in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by an Obligor, then such Obligor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of each Lender, timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to each Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d) Indemnification by the Borrower. The Borrower shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(e) Indemnification by the Lender. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by Law as reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement..

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g) Administrative Agent. On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, a copy of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

(h) Treatment of Certain Tax Benefits. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Mitigation Obligations. If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(j) Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

5.04 Delay in Requests. Subject to Section 5.01(d), Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5 shall not constitute a waiver of such Lender’s right to demand such compensation.

5.05 Replacement of Lenders.

(a) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Defaulting Lender or a Non-

Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 14.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 6

CONDITIONS PRECEDENT

6.01 Conditions to the Borrowing of the Initial Loan. The obligation of each Lender to make its Initial Loan on the Closing Date shall be subject to the execution and delivery of this Agreement by the parties hereto, the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section 6.01.

(a) Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Obligor and (y) a certificate, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of such Obligor as to:

(i) resolutions of each such Obligor’s Board then in full force and effect authorizing the Transactions, including the execution, delivery and performance of each Loan Document to be executed by such Obligor;

(ii) shareholder consents of each such Obligor’s shareholders then in full force and effect authorizing the incurrence of Indebtedness under this Agreement;

(iii) the incumbency and signatures of those of its officers, managing member or general partner or equivalent authorized to execute and deliver each Loan Document to be executed by such Obligor; and

(iv) the full force and validity of each Organic Document of such Obligor and copies thereof; which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent, and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of a Responsible Officer of such Obligor cancelling or amending the prior certificate of such Person.

(b) Delivery of Notes. The Administrative Agent shall have received, on behalf of each Lender that has requested a Note at least one (1) Business Day prior to the Closing Date, a Note for its Loan, duly executed and delivered by a Responsible Officer of the Borrower.

(c) Perfection Certificate. The Administrative Agent shall have received a fully completed Perfection Certificate, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Perfection Certificate, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(d) Closing Date Certificate. The Administrative Agent shall have received a certificate, dated as of the Closing Date and duly executed and delivered by a Responsible Officer of the Borrower (the “Closing Date Certificate”), which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall, among other things, represent and warrant that the statements made therein are true and correct as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct. The statements in such certificate shall include, among others, that (i) both immediately before and after giving effect to the Borrowing on the Closing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like shall, in each case, be true and correct as of such date, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like shall, in each case, be true and correct in all material respects, except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (z) no Event of Default shall have then occurred and be continuing, or could reasonably be expected to result from the making of the Loans being advanced, or the consummation of the Transactions, on the Closing Date, and (ii) all of the conditions set forth in Section 6.01 have been satisfied.

(e) Financial Information, Etc. The Administrative Agent shall have received:

(i) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016; and

(ii) unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each fiscal quarter ended after December 31, 2017 and at least thirty (30) days prior to the Closing Date, together with the related consolidated statements of operations (income) for each such fiscal quarter.

(f) Liquidity Covenant Compliance. The Administrative Agent shall have received written evidence satisfactory to the Administrative Agent that, as of the Closing Date and after giving effect to the borrowing of the Initial Loan but without the requirement of any Control Agreements being in place with respect to the deposit accounts of the Borrower, the Borrower is in compliance with Section 10.01.

(g) Solvency, Etc. The Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent certifying that the Obligors and their Subsidiaries, when taken as a whole, are Solvent as of the Closing Date.

(h) Security Documents. The Administrative Agent shall have received executed counterparts of the Security Agreement, dated as of the date hereof, executed and delivered by each Obligor, together with:

(i) delivery of all certificates (in the case of Equity Interests that are certificated securities (as defined in the UCC)) evidencing the issued and outstanding capital securities held by each Obligor that are required to be pledged under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest required to be pledged therein under the Security Agreement has been transferred and perfected, for the benefit of the Secured Parties, in accordance with Articles 8 and 9 of the NY UCC;

(ii) financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in each case suitable for filing under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens of the Secured Parties pursuant to the Security Agreement;

(iii) UCC-11 (or equivalent) Lien searches reasonably satisfactory in scope and substance to the Administrative Agent covering each Obligor and its properties;

(iv) UCC-3 termination statements, or equivalent, as may be necessary to release all Liens (other than Permitted Liens) in any Collateral described in the Security Agreement previously granted by any Person;

(v) [reserved];

(vi) [reserved]; and

(vii) all Short-Form IP Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, executed and delivered by each Obligor that is required to do so under the Security Agreement.

(i) Initial Warrant. The Administrative Agent shall have received an executed counterpart of a Warrant Certificate pursuant to which an Initial Warrant shall have been issued for each Lender.

(j) Insurance. The Administrative Agent shall have received insurance certificates that evidence insurance coverage required to be maintained by the Obligors pursuant to each Loan Document, name the Administrative Agent (for its benefit and the benefit of the Secured Parties) as mortgagee (in the case of property insurance) or loss payee or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation of the policies will be made without at least thirty (30) days (or, in the case of non-payment, ten (10) days’) prior written notice to the Administrative Agent.

(k) Opinions of Counsel. The Administrative Agent shall have received customary legal opinions, dated the Closing Date and addressed to the Administrative Agent and the Lenders, from independent legal counsel to the Borrower and the other Obligors, in form and substance reasonably acceptable to the Administrative Agent.

(l) Intercreditor Agreement. The Administrative Agent and Bridge Bank shall have executed and delivered the Intercreditor Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(m) Bridge Bank Loan Agreement. The Administrative Agent shall have received an executed copy of the Bridge Bank Loan Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

(n) Pay-Off Letters. The Administrative Agent shall have received an executed Pay-Off Letter terminating and cancelling the Pay-Off Indebtedness in full, in form and substance reasonably acceptable to it.

(o) Anti-Terrorism Laws. The Administrative Agent and the Lenders shall have received, as applicable, all documentation and other information required by bank regulatory authorities reasonably requested by the Administrative Agent and the Lenders at least five (5) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(p) Material Adverse Change. Since December 31, 2017, there has been no Material Adverse Change.

(q) Closing Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable to them pursuant to the Proposal Letter and Section 14.03, including all reasonable and documented closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions in excess of the Expense Deposit (including the Administrative Agent’s and the Lenders’ legal fees and expenses).

6.02 Conditions to the Borrowing of the First Delayed Draw Loan. The obligation of each Lender to make its First Delayed Draw Loan on the First Delayed Draw Date shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02 and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section 6.02.

(a) First Delayed Draw Certificate. The Administrative Agent shall have received a certificate, dated as of the First Delayed Draw Date and in form and substance reasonably satisfactory to the Administrative Agent (the “First Delayed Draw Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall, among other things, represent and warrant that the statements made therein are true and correct as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct. The statements in such certificate shall include, among other things, that (i) both immediately before and after giving effect to the First Delayed Draw Loan (x) the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct in all respects), except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects or true and correct, as applicable, as of such earlier date and (y) no Event of Default shall have then occurred and be continuing, or could reasonably be expected to result from the First Delayed Draw Loan to be advanced on the First Delayed Draw Date, and (ii) all of the conditions set forth in Section 6.02 have been satisfied. All documents and agreements required to be appended to the First Delayed Draw Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(b) First Delayed Draw Warrant. The Administrative Agent shall have received an executed counterpart of a Warrant Certificate pursuant to which a First Delayed Draw Warrant shall have been issued for each Lender.

(c) Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable to them pursuant to the Section 14.03.

6.03 Conditions to the Borrowing of the Second Delayed Draw Loan. The obligation of each Lender to make its Second Delayed Draw Loan on the Second Delayed Draw Date shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02 and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section 6.03. For the avoidance of doubt, the obligation of each Lender to make its portion of the Second Delayed Draw Loan is not conditioned on the Borrower’s prior Borrowing of the First Delayed Draw Loan.

(a) Second Delayed Draw Certificate. The Lenders shall have received a certificate, dated as of the Second Delayed Draw Date and in form and substance reasonably satisfactory to the Administrative Agent (the “Second Delayed Draw Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, in which certificate the Borrower shall, among other things, represent and warrant that the statements made therein are true and correct as of such date, and, at the time such certificate is delivered, such statements shall in fact be true and correct. The statements in such certificate shall include, among other things, that (i) both immediately before and after giving effect to the Second Delayed Draw Loan (x) the representations and warranties set forth in this Agreement and each other Loan Document shall, in each case, be true and correct in all material respects (or in the case of any representation and warranty subject to a materiality qualifier, true and correct in all respects), except to the extent such representations and warranties relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects or true and correct, as applicable, as of such earlier date and (y) no Event of Default shall have then occurred and be continuing, or could reasonably be expected to result from the Second Delayed Draw Loan to be advanced on the Second Delayed Draw Date, and (ii) all of the conditions set forth in Section 6.03 have been satisfied. All documents and agreements required to be appended to the Second Delayed Draw Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(b) Second Delayed Draw Warrant. The Administrative Agent shall have received an executed counterpart of a Warrant Certificate pursuant to which a Second Delayed Draw Warrant shall have been issued for each Lender.

(c) Revenue Milestone. The Administrative Agent shall have received a certificate, prepared in reasonable detail and executed by a Responsible Officer of the Borrower, certifying that Revenue for the twelve consecutive month period ended on December 31, 2018 is greater than or equal to $43,200,000.

(d) Fees, Expenses, Etc. The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable to them pursuant to the Section 14.03.

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor hereby jointly and severally represent and warrant to the Administrative Agent and each Lender on the Closing Date and on each subsequent Borrowing Date, in each case, as set forth below; provided that, any term or provision hereof to the contrary notwithstanding, clauses (b) and (c) of Section 7.05 shall be deemed to be and include the sole representations and warranties made by the Obligors with respect to Obligor Intellectual Property pursuant to this Section 7.

7.01 Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) has all requisite corporate or other power and has all Governmental

Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except in each case, to the extent that failure to have the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. Each Transaction to which an Obligor is a party (or to which it or any of its assets or properties is subject) are within such Obligor’s corporate or other powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. None of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents, (ii) will violate (1) any applicable Law, the violation of which could reasonably be expected to result in a Material Adverse Effect, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any order of any Governmental Authority the violation of which could reasonably be expected to result in a Material Adverse Effect, (iii) will violate or result in a default under any Contract binding upon any Obligor or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected (x) to result in a Material Adverse Effect or (y) solely in respect of any Material Agreement, to give rise to any rights thereunder to require any payments to be made by any such Person, any Obligor or any of their respective Subsidiaries and (iv) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Administrative Agent certain consolidated financial statements as provided for in Section 6.01(e). Such financial statements, and all other financial statements delivered by the Borrower pursuant hereto (whether prior to the Closing Date or otherwise) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(a) and (b). No Obligor nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b) No Material Adverse Change. Since December 31, 2017, there has been no Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good and marketable title to its personal property and, with respect to fee owned real estate, fee simple title to, or with respect to leasehold estates, valid leasehold interests in, all its real property, in each case, material to its business, including all Product Assets, subject only to Permitted Liens and except for minor defects in title that could not reasonably be expected to interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, including Product Commercialization and Development Activities with respect to any of its Products.

(b) Intellectual Property.

(i) Schedule 7.05(b) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) contains, with respect to each Obligor (set for forth on an Obligor-by-Obligor basis):

(A) a complete and accurate list of all applied for, issued, or registered Patents owned by or exclusively licensed to an Obligor, including the jurisdiction and patent number;

(B) a complete and accurate list of all applied for or registered Trademarks owned by or exclusively licensed to an Obligor, including the jurisdiction, trademark application or registration number and the application or registration date; and

(C) a complete and accurate list of all applied for or registered Copyrights owned by or exclusively licensed to an Obligor.

(ii) Each Obligor, as applicable, is the beneficial owner of all right, title and interest in and to the Obligor Intellectual Property that it owns (including, without limitation, Obligor Intellectual Property set forth on Schedule 7.05(b) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) as being owned by the Obligor), with good and marketable title, free and clear of any Liens other than Permitted Liens, and each Obligor has the right to use all its respective Obligor Intellectual Property as an owner to the extent allowed by applicable law. Without limiting the foregoing, and except as set forth in Schedule 7.05(b) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule):

(A) other than (1) customary restrictions in in-bound licenses of Obligor Intellectual Property and non-disclosure agreements, or (2) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to any Material Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict any Obligor or any of its Subsidiaries with respect to any Material Intellectual Property that could reasonably be expected to result in a Material Adverse Change;

(B) the use by any Obligor or any of its Subsidiaries of any of their respective Obligor Intellectual Property in the ordinary course of such Person’s businesses, to such Person’s knowledge, does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(C) (1) there are no pending or, to any Obligor’s knowledge, threatened Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Obligor Intellectual Property or Material Agreements, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; and (2) no Obligor or any of its Subsidiaries has received any written notice from any Person that such Obligor or Subsidiary, or the use of any of its Intellectual Property or any of its Product Commercialization and Development Activities with respect to any Product, infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of any Intellectual Property of any other Person, in each case of clauses (1) and (2) above that, if adversely determined, could reasonably be expected to result in a Material Adverse Change;

(D) no Obligor or any of its Subsidiaries has any knowledge that any Obligor Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the applicable Obligor or its Subsidiary except as could not reasonably be expected to have a Material Adverse Change, and, without limiting the foregoing, no Obligor or any of its Subsidiaries has put any other Person on written notice of actual or potential infringement, violation or misappropriation of any Obligor Intellectual Property, and no Obligor or any of its Subsidiaries has initiated the litigation of any Claim against any other Person with respect to a product or product candidate that would be competitive with a Product;

(E) since January 1, 2013, all relevant employees and contractors of each Obligor and its Subsidiaries have executed written confidentiality and invention assignment Contracts with such Obligor or Subsidiary that irrevocably assigns to such Obligor, Subsidiary or its designee all rights of such employees and contractors to any Inventions relating to the business of such Obligor or its Subsidiary, as applicable;

(F) such Obligor’s Obligor Intellectual Property is all the Intellectual Property necessary for the operation of the business of the Obligors and their Subsidiaries as it is currently conducted, including all current Product Commercialization and Development Activities with respect to the Products, except as could not reasonably be expected to have a Material Adverse Change;

(G) each Obligor and each of its Subsidiaries has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Obligor Intellectual Property owned by such Obligor or Subsidiary consisting of material trade secrets and material confidential information; and

(iii) With respect to the Obligor Intellectual Property consisting of Patents owned by an Obligor, except as set forth in Schedule 7.05(b) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule), and without limiting the representations and warranties in Section 7.05(b)(ii):

(A) each of the issued claims in such Patents is valid and enforceable except to the extent that the invalidity or unenforceability of such Patent could not reasonably be expected to result in a Material Adverse Effect;

(B) each inventor named in such Patents has executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assigns to such Obligor or its predecessor-in-interest all of such inventor’s rights, title and interest to any of the Inventions claimed in such Patents to the extent permitted by applicable Law;

(C) none of the Patents, or the Inventions claimed in any such Patent, have been dedicated to the public;

(D) to the knowledge of the Obligors, the Obligors and its Subsidiaries have complied with their respective duties to disclose relevant information related to such Patents to the relevant governmental agencies, including the U.S. Patent & Trademark Office and equivalent agencies in other jurisdictions;

(E) subsequent to the issuance of such Patents, no Obligor, any of its Subsidiaries nor any of its predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents, and none of such Patents are terminally disclaimed to another patent or patent application that is owned by a Person other than the Obligor or any of its Subsidiaries;

(F) no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative (except to the extent that such adjudication in an administrative proceeding is not reasonably expected to result in a Material Adverse Change), arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, no Obligor nor any of its Subsidiaries has received any notice asserting that such Patents are invalid, unpatentable or unenforceable;

(G) no allowable or allowed subject matter of such Patents, to any Obligor’s knowledge, is or has been the subject of any competing conception claim of allowable or allowed subject matter of any patent applications or patents of any third party, interference, re-examination, opposition or any other post-grant proceedings, nor is any Obligor or any of its Subsidiaries aware of any factual basis for any such interference, re-examination, opposition, inter partes review, post grant review, or any other post-grant proceedings;

(H) to the Obligor’s knowledge, no Obligor, any of its Subsidiaries, nor any prior owner of any Patent, or any of their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any Patent;

(I) no Obligor nor any of its Subsidiaries has received an opinion, whether preliminary in nature or qualified in any manner, which concludes that a challenge to the validity or enforceability of any Patents is more likely than not to succeed; and

(J) all maintenance fees, annuities, and the like due or payable on or with respect to any Patents have been timely paid or the failure to so pay could not reasonably be expected to result in a Material Adverse Change.

7.06 No Actions or Proceedings.

(a) Litigation. Except as specified on Schedule 7.06(a), there is no litigation, investigation or proceeding pending or threatened in writing with respect to any Obligor or any of its Subsidiaries by or before any Governmental Authority or arbitrator that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in an Event of Default, or (ii) involves this Agreement, any other Loan Document or any of the Transactions.

(b) Environmental Matters. The operations and property of each Obligor and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(c) Labor Matters. There are no strikes, lockouts or other material labor disputes against any Obligor or any of its Subsidiaries or, to any Obligor’s knowledge, threatened in writing against or affecting any Obligor or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against any Obligor or any of its Subsidiaries or, to the knowledge of any Responsible Officer of the Borrower, threatened in writing against any Obligor or any of its Subsidiaries before any Governmental Authority. Except as set forth on Schedule 7.06(c) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule), no Obligor or any of its Subsidiaries is party to any collective bargaining agreements or contracts, no union representation exists on any facilities of the any Obligor or any of its Subsidiaries and, no Obligor nor any of its Subsidiaries has knowledge of any union organizing activities that are taking place.

7.07 Compliance with Laws and Agreements.

(a) Each of the Obligors is in compliance with all Laws (including all Healthcare Laws, Regulatory Approvals and Product Authorizations) applicable to it and all Contracts binding upon it or its property, except (other than with respect to Material Intellectual Property) where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) In addition to, and not in limitation of the generality of the foregoing, any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business reimbursable by a federal healthcare program to any Obligor or any of its Subsidiaries (collectively, a “Referral Source”) who has a direct ownership or investment interest in the Borrower or any of its Subsidiaries has paid or conferred fair market value for such ownership or investment interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership or investment interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source compared to other investors or owners who are not in a position to refer patients or other business. No Obligor nor any of its Subsidiaries, directly or indirectly, has guaranteed or will guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership or investment interest in the Borrower, any other Obligor or any such Subsidiary.

(c) In addition to, and not in limitation of the generality of the foregoing:

(i) any financial relationships between or among the Borrower, any other Obligor, or any of their respective Subsidiaries, on the one hand, and any Referral Source, on the other hand (i) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and applicable state anti-kickback and self-referral laws; (ii) reflect fair market value, have commercially reasonable terms, and were negotiated at arm’s length; and (iii) do not unlawfully obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of the Borrower, any other Obligor, or any of their respective Subsidiaries; and

(ii) the Borrower, each other Obligor, and each of their respective Subsidiaries have implemented policies and procedures to monitor, collect, and report, and will report, any payments or transfers of value to certain healthcare providers and teaching hospitals, in accordance with industry standards and the Affordable Care Act of 2010 and its implementing regulations and state disclosure and transparency laws.

7.08 Taxes. Except as set forth on Schedule 7.08, each of the Obligors and each of their Subsidiaries have timely filed or caused to be filed all federal and other material tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Obligor or such Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

7.09 Full Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to any Lender or the Administrative Agent in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

7.10 Investment Company and Margin Stock Regulation.

(a) Investment Company Act. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. No Obligor is engaged principally, or as one (1) of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, Regulation U or Regulation X.

7.11 Solvency. The Obligors and their Subsidiaries, when taken as a whole, are and, immediately after giving effect to any Borrowing to be made at the time of making this representation and warranty and the use of proceeds thereof, will be Solvent.

7.12 Equity Holders; Subsidiaries; Equity Investments.

(a) Set forth on Schedule 7.12(a) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) is a complete and correct list of all holders of Equity Interests of the Borrower, setting forth the name of each such holder, the series or class of Equity Interest of the Borrower held by such holder, and the fully-diluted percentage ownership of the Borrower held beneficially by such holder.

(b) Set forth on Schedule 7.12(b) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) is a complete and correct list of all direct and indirect Subsidiaries of the Borrower as of the date hereof. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12(b), and the percentage ownership of each such Subsidiary is as shown in said Schedule 7.12(b).

(c) Set forth on Schedule 7.12(c) (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) is a complete and correct list of all other Equity Interests owned or held by each Obligor in any Person that is not a direct or indirect Subsidiary of the Borrower. Such Schedule 7.12(c) also sets forth, in reasonable detail, the type of Equity Interest owned or held by each such Obligor in such Person and the fully-diluted percentage ownership owned or held beneficially by such Obligor in such Person.

7.13 Indebtedness and Liens. Set forth on Schedule 7.13(a) is a complete and correct list of all Indebtedness of each Obligor and each of its Subsidiaries outstanding as of the date hereof that will remain outstanding immediately after the making of the Loans and the application of the proceeds therefrom on the Closing Date. Set forth on Schedule 7.13(b) is a complete and correct list (in reasonable detail) of all Indebtedness outstanding on the date hereof that will be repaid and satisfied in full on the Closing Date with proceeds of Loans made on such date.

7.14 Material Agreements. Set forth on Schedule 7.14 (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) is a complete and correct list of (i) each Material Agreement and (ii) each Contract creating or evidencing any Material Indebtedness that will remain outstanding immediately after the Borrowing on the Closing Date. Accurate and complete copies of each Contract disclosed on such schedule have been made available to the Administrative Agent. Except as set forth on Schedule 7.14 (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule), no Obligor or any of its Subsidiaries is in default under any such Material Agreement or Contract creating or evidencing any Material Indebtedness, and no Responsible Officer of any Obligor or any of its Subsidiaries has any knowledge of any default by any counterparty to such Material Agreement or Contract evidencing Material Indebtedness. Except as disclosed on Schedule 7.14 (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule), all vendor purchase agreements and provider Contracts of the Obligors and their respective Subsidiaries, and all Material Agreements are in full force and effect without modification from the form in which the same were disclosed to the Administrative Agent.

7.15 Restrictive Agreements. Except as set forth in Schedule 7.15, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except those permitted under Section 9.11.

7.16 Real Property. Except as set forth in Schedule 7.16 (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule), no Obligor or any of its Subsidiaries owns or leases (as tenant thereof) any real property.

7.17 Pension Matters. Schedule 7.17 (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans and (ii) all Multiemployer Plans. Except for those material issues that would not, in the aggregate, reasonably be expected to result in an aggregate liability that exceeds the dollar limitations referred to in Section 11.01(j), (A) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (B) each Benefit Plan, and each trust thereunder that is intended to qualify for tax exempt status under Section 401 or 501 of the Code is the subject of a favorable IRS determination letter or opinion letter to such effect, (C) there are no existing or pending (or to the knowledge of any Obligor or any of its Subsidiaries, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or would be expected to have an obligation or any liability or Claim, (D) no ERISA Event has occurred, (E) the Borrower, each of the Subsidiaries and each of their respective ERISA Affiliates have met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained, and (F) no ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made..

7.18 Priority of Obligations; Collateral; Security Interest. Subject to the terms of the Intercreditor Agreement, (a) no monetary Obligation arising hereunder or under any Loan Document, or arising in connection herewith or therewith, is subordinated to any other Indebtedness (other than Permitted Indebtedness that as a matter of law has priority) and (b) each Security Document is effective to create in favor of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject to such Security Document, each such security interest is legal, valid and enforceable, and each such security interest is perfected (subject to the terms of the Intercreditor Agreement and other Permitted Liens that as a matter of law have priority) on a first-priority basis and secures the Obligations.

7.19 Regulatory Approvals.

(a) Except as set forth in Schedule 7.19(a), with respect to the Products and all Product Commercialization and Development Activities with respect thereto, the Obligors hold, either directly or through licensees, all Regulatory Approvals necessary or required for such Obligor and each of its Subsidiaries to conduct all current and projected Product Commercialization and Development Activities with respect to the Products. (i) All regulatory filings, notices, registrations, listings, reports and similar items required to be filed or made by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Commercialization and Development Activities have been made (including all required notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, Product reports or other reports of adverse experiences) and all other required filings with respect to the Products or any related Product Commercialization and Development Activities), and all such filings are complete and correct and are in compliance with all Laws, (ii) all clinical and pre-clinical trials, if any, of investigational Products have been and are being conducted by each Obligor and its Subsidiaries according to all applicable Laws (including Healthcare Laws) along with appropriate monitoring of clinical investigator trial sites for their compliance, and (iii) each Obligor has disclosed to the Administrative Agent all such regulatory filings and all material communications between representatives of each Obligor and its Subsidiaries and any Regulatory Authority.

(b) Set forth on Schedule 7.19(b) is a complete and accurate list of all Regulatory Approvals held, filed or made by the Obligors and their Subsidiaries that are referenced in clause (a) above (other than those listed on Schedule 7.19(a)), setting forth (in reasonable detail and on a Product-by-Product basis) the Obligor or Subsidiary thereof that holds such Regulatory Approval and briefly summarizing the purpose of such Regulatory Approval. All such Regulatory Approvals are (i) legally and beneficially owned exclusively by, or licensed to, such Obligor or such Subsidiary, as applicable, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority, in compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) valid, enforceable, in good standing and in full force and effect, with the applicable Regulatory Authority.

(c) Each Obligor and each of its Subsidiaries and, to the knowledge of such Obligor, each of its licensees and agents, are in compliance with all applicable Laws (including all Regulatory Approvals and Product Authorizations) with respect to each Product as to which such Obligor or Subsidiary conducts, directly or indirectly, any Product Commercialization and Development Activities.

(d) Except as set forth on Schedule 7.19(d), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document: (i) all Products and all Product Commercialization and Development Activities comply with all applicable Laws of the FDA and each other applicable Product Authorization and other Regulatory Approval; (ii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any inspection reports, warning letters or notices or similar documents with respect to any Product or any Product Commercialization and Development Activities from any Regulatory Authority within the last three (3) years that asserts lack of compliance with any applicable Laws, Regulatory Approvals or other orders, injunctions, or decrees; (iii) no Obligor, nor any of its Subsidiaries nor, to the knowledge of any Obligor, any of their respective agents, suppliers, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that any Product or any Product Commercialization and Development Activities lacks a required Regulatory Approval or Product Authorization; (iv) there is no pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the knowledge of any Obligor, any of their respective suppliers, licensors or licensees with respect to any Product or any Product Commercialization and Development Activities, and, to the knowledge of any Obligor, there is no basis for any adverse regulatory action against such Obligor or any of its Subsidiaries or, to the knowledge of any Obligor, any of their respective suppliers agents, licensors or licensees with respect to any Product or any Product Commercialization and Development Activities; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product or any Product Commercialization and Development Activities within the last three (3) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the knowledge of any Obligor, there is no basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, removal or the like with respect to any Product or any Product Commercialization and Development Activities, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product or any Product Commercialization and Development Activities, there are no consent decrees (including plea agreements) that relate to any Product or any Product Commercialization and Development Activities, and, to the knowledge of each Obligor, there is no basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or any Product Commercialization and Development Activities or for the issuance of any consent decree. To the knowledge of each Obligor, no Obligor nor any of its Subsidiaries nor any of their respective agents, suppliers, licensees or licensors is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law.

(e) No Obligor nor any of its Subsidiaries, nor, to the knowledge of such Obligor, any of their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), could reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

7.20 Transactions with Affiliates. Except as set forth on Schedule 7.20, no Obligor nor any of its Subsidiaries has entered into, renewed, extended or been a part to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate prior to the Closing Date that (i) remains in effect on the Closing Date and (ii) would be prohibited pursuant to Section 9.10 if entered into on or after the Closing Date.

7.21 OFAC. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of any Obligor, any of their respective directors, officers or employees or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement (i) is currently the target of any Sanctions (ii) is located, organized or residing in any Designated Jurisdiction or (iii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to applicable Sanctions or with any Designated Jurisdiction in violation of applicable Sanctions.

7.22 Anti-Corruption. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Responsible Officer of any Obligor, any of their respective directors, officers or employees, (i) is in violation of any applicable anti-corruption Law, or (ii) has to made or offered to make any payment or giving of, directly or indirectly, any Prohibited Payment or (iii) has been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

7.23 Deposit and Disbursement Accounts. Schedule 7.23 (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule) contains a list of all banks and other financial institutions at which any Obligor or any of its Subsidiaries maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts, and such Schedule correctly identifies the name, address and telephone number of each bank or financial institution, the name in which the account is held, the type of account, and the complete account number therefor.

7.24 Royalty and Other Payments. Except as set forth on Schedule 7.24 (as such Schedule may be updated or supplemented from time to time by the Borrower as warranted by the ordinary course of business; provided that, prior to the effectiveness of any such update or supplement, the Administrative Agent, acting reasonably and in good faith, in consultation with the Borrower, shall have determined that such change or supplement is not being made to cure any Default that has occurred and is continuing as a result of any misrepresentation or error in, or omission from, such Schedule), no Obligor, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product.

7.25 Non-Competes. Neither the Borrower, any other Obligor, nor any of their respective Subsidiaries, nor any of their respective directors, officers or employees, is subject to a non-compete agreement that prohibits or will interfere with any of the Product Commercialization and Development Activities, including the development, commercialization or marketing of any Product.

7.26 Internal Controls. The Borrower acknowledges that its management is responsible for the preparation and fair presentation of the financial statements of the Borrower and each of its Subsidiaries provided to the Administrative Agent and the Lenders pursuant to Sections 8.01(a), 8.01(b) and 8.01(c), in each case, in accordance with GAAP. The Borrower has designed, implemented and maintained internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

SECTION 8

AFFIRMATIVE COVENANTS

Each Obligor covenants and agrees, for the benefit of the Secured Parties, that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been Paid in Full:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent the following:

(a) As soon as available and in any event within thirty (30) days after the end of each fiscal month of each fiscal year (including the last month of each fiscal quarter and each fiscal year), company prepared consolidated balance sheet for the Borrower and its Subsidiaries as of the end of such fiscal month, and the related consolidated statement of income for such fiscal month and the portion of the fiscal year then ended, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of the chief financial officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(b) As soon as available and in any event within forty five (45) days after the end of each fiscal quarter of each fiscal year (including the fourth fiscal quarter of each fiscal year), unaudited company prepared consolidated balance sheet for the Borrower and its Subsidiaries as of the end of such fiscal quarter, prepared in accordance with GAAP consistently applied, and the related consolidated statements of income and cash flows for such fiscal quarter and the portion of the fiscal year through the end of such quarter, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of the chief financial officer of the Borrower stating that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes.

(c) As soon as available and in any event within one hundred and eighty (180) days after the end of each fiscal year or five (5) days of filing of the same with the SEC, a consolidated balance sheet for the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income (or operations), shareholders’ equity and cash flows for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Grant Thornton or another firm of independent certified public accountants of recognized standing reasonable acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except in respect of audited financial statements for the fiscal year ended December 31, 2017, shall not be subject to any Impermissible Qualification.

(d) Together with the financial statements required pursuant to Sections 8.01(a), (b), and (c), a compliance certificate of the chief financial officer of the Borrower as of the end of the applicable accounting period in the form of Exhibit E (a “Compliance Certificate”).

(e) [reserved].

(f) as soon as available and in any event no later than the earlier of (i) February 28 of each fiscal year and (ii) ten (10) days after the approval thereof by the Board of the Borrower, copies of an annual budget (or equivalent) for the Borrower and its Subsidiaries, approved by the Borrower’s Board, for such fiscal year, in form reasonably satisfactory to the Administrative Agent (it being acknowledged and agreed that the form of budget prepared by the Borrowers as of the Closing Date is acceptable to the Administrative Agent), provided that any revisions to such budget approved by the Borrower’s Board shall be delivered to the Administrative Agent no later than seven (7) days after such approval.

(g) Prior to the consummation of a Qualified IPO of the Borrower, promptly after the same are released, copies of all material press releases.

(h) Promptly, and in any event within five (5) Business Days after receipt thereof by any Obligor, copies of each written notice or other written correspondence received from any securities regulator, exchange or similar authority as to which such Obligor is subject concerning any investigation or possible investigation by such authority the results of which, if adverse to the Borrower and its Subsidiaries, in the reasonable, good faith determination of the Borrower, could reasonably be expected to result in a Material Adverse Effect.

(i) The information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05.

(j) Within five (5) days of delivery to (A) the Borrower’s Board (and not any subcommittee thereof), copies of all reports (including Board kits) and other written information delivered to the Borrower’s Board and (B) prior to the completion of a Public Offering, all holders of any class of Equity Interests of the Borrower, all material written information delivered to such class of holders; in each case of sub-clauses (A) and (B), provided that any such material may be redacted by the Borrower to exclude information relating to the Lenders (including the Borrower’s strategy regarding the Loans), confidential information of third parties that the Obligors and their Subsidiaries are required to hold in confidence, for attorney-client privilege and conflicts of interests between the Administrative Agent and the Secured Parties, on the one hand, and the Obligors and their Subsidiaries, on the other hand.

(k) As soon as possible and in any event within five (5) Business Days after a Responsible Officer of the Borrower obtains knowledge of any return, recovery, dispute or Claim related to any Product or inventory that involves more than $1,000,000, written notice thereof from a Responsible Officer of the Borrower which notice shall include any statement setting forth details of such return, recovery, dispute or Claim.

(l) Such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral and compliance with Section 10) as the Administrative Agent may from time to time reasonably request.

8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following promptly (unless otherwise specified below) after knowledge thereof is obtained by a Responsible Officer:

(a) The occurrence of any Default.

(b) The occurrence of any event with respect to any property or assets of any Obligor or any of its Subsidiaries resulting in a Loss aggregating in excess of $1,000,000 (or the Equivalent Amount in other currencies).

(c) Within three (3) Business Days of the date thereof, any Claim, event or occurrence, including (to the best of the Borrower’s knowledge) any threatened Claim, relating to Hazardous Waste or violations of Environmental Laws that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect on any Obligor, any of its Subsidiaries or any of their respective assets, properties or businesses.

(d) Within three (3) Business Days of the date thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Obligor or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(e) (i) Upon receipt by any Obligor of notice of any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of an Obligor knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

(f) The reports and notices as required by the Security Documents.

(g) Within thirty (30) days of the date thereof, or, if earlier, on the date of delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by the Obligors.

(h) Promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving an Obligor or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

(i) Any licensing agreement or similar arrangement entered into by any Obligor or any of its Subsidiaries in connection with any infringement or alleged infringement of the Intellectual Property of another Person, except any such agreement that could not reasonably be expected to meet the criteria of a “Material Agreement” as defined in this Agreement.

(j) Concurrently with the delivery of financial statements under Section 8.01(b) for any fiscal quarter, the creation or other acquisition of any Material Intellectual Property by any Obligor after the date hereof and during such fiscal quarter.

(k) Within three (3) Business Days thereof, any change to any Obligor’s ownership or maintenance of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to the Administrative Agent notice setting forth a complete and correct list of all such accounts as of the date of such change.

(l) Any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect, including the termination, notice of breach of or other event or occurrence adversely affecting any Material Agreement or Material Intellectual Property.

(m) The occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.18 or Section 7.19 to be incorrect in any material respect if such representation or warranty was to be made at the time the Borrower learned of such event, circumstance, act or omission (it being understood by the parties hereto that such notice will not constitute a representation or warranty by any Obligor that the representations set forth in any such Section are true or correct as of the date that notice is furnished to the Administrative Agent).

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

8.03 Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and all Governmental Approvals material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.

8.04 Payment of Tax Obligations. Such Obligor will, and will cause each of its Subsidiaries to, timely pay and discharge its obligations, including all federal and other material Tax obligations imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, except to the extent such Taxes are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

8.05 Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the reasonable request of the Administrative Agent, the Borrower shall furnish to the Administrative Agent from time to time: (i) information as to the insurance carried by each Obligor and each of its Subsidiaries and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. The Borrower shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled without at least thirty (30) days’ (and for non-payment of insurance, ten (10) days’) prior written notice to the Borrower and the Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.06 Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all business dealings and transactions. Such Obligor will, and will cause each of its Subsidiaries to, permit representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its independent accountants and a Responsible Officer of the Borrower, all at such reasonable times (but not more often than twice per year unless an Event of Default has occurred and is continuing) as the Administrative Agent may reasonable request. The Borrower shall pay all costs and expenses of all such inspections.

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Laws (including Environmental Laws and Healthcare Laws) and (ii) comply in all material respects with all terms of outstanding Indebtedness and all Material Agreements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.08 Maintenance of Properties, Etc. Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties, including all Product Assets and Obligor Intellectual Property, necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

8.09 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. With respect to the Products and all Product Commercialization and Development Activities, each Obligor will, and will cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all Regulatory Approvals (including all Product Authorizations), Contracts, Product Related Information, Material Intellectual Property and other rights, interests or assets (whether tangible or intangible) necessary for the operations of such Person’s business and the conduct of Product Commercialization and Development Activities, (ii) promptly after learning thereof, notify Administrative Agent of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by such Obligor, any of its Subsidiaries or any of their respective agents, suppliers, licensors or licensees, as the case may be, whether voluntary or at the request, demand or order of any Regulatory Authority or otherwise with respect to any Product or any Product Commercialization and Development Activities, (iii) use commercially reasonable efforts to pursue any infringement or other violation by any Person of such Obligor’s or any of its Subsidiaries’ Intellectual Property that is used in connection with any Product Commercialization and Development Activities, except in any specific circumstance where both (x) the Borrower is able to demonstrate that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product or the Product Commercialization and Development Activities related to such Product, and (iv) promptly after learning thereof, notify the Administrative Agent of any Claim by any Person that the conduct of the business of any Obligor or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has infringed upon any Intellectual Property of such Person that, if adversely determined, could reasonably be expected to result in a Material Adverse Change.

8.10 Action under Environmental Laws. Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable, in such Obligor’s good faith opinion, to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.04. Without limiting the foregoing, no part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors. Subject to clause (c) and clause (d) below and the terms and provisions of the Intercreditor Agreement, in the event that an Obligor or any of its Subsidiaries shall form or acquire any new Subsidiary, such Obligor and its Subsidiaries will promptly, and in any event within thirty (30) days (or such longer period as the Administrative Agent, in its sole discretion, may consent to) of such formation or acquisition:

(A) cause each such new Subsidiary to become a “Subsidiary Guarantor” hereunder, a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement, and a “Subsidiary Party” under the Intercompany Subordination Agreement;

(B) take such action or cause each such Subsidiary to take such action (including joining the Security Agreement, delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority Liens (subject to the terms of the Intercreditor Agreement and subject to Permitted Liens that as a matter of law have priority) on substantially all assets and properties of such Subsidiary as collateral security for the Obligations; and

(C) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall have reasonably requested.

(b) Further Assurances. Subject to clause (c) and clause (d) below and the terms and provisions of the Intercreditor Agreement:

(i) Such Obligor will, and will cause each of its Subsidiaries (including any newly formed or newly acquired Subsidiary) to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the Security Agreement;

(ii) In the event that such Obligor or any of its Subsidiaries acquires Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement and the Security Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition; and

(iii) Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, Control Agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Secured Parties, perfected security interests and Liens in substantially all of the personal property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided, further that, without limiting the right of the Administrative Agent to require a Lien or security interest in any newly acquired or created Subsidiary or asset, upon the prior written request of the Borrower, the Borrower and the Administrative Agent shall consult, in good faith, as to whether the cost of obtaining a Lien or security interest thereon would be unreasonably excessive relative to the benefit thereof.

(c) Any term or provision of this Section 8.12 to the contrary notwithstanding, (x) no Subsidiary that is a (i) CFC, (ii) CFC Holding Company or (iii) Domestic Subsidiary of either of the foregoing, shall be required to become a Subsidiary Guarantor, and (y) the Obligors shall not be required to pledge (or cause to be pledged) to the Administrative Agent for the benefit of the

Secured Parties Equity Interests of any Subsidiary representing, in the aggregate, more than sixty-five percent (65%) of the Equity Interests of any CFC or CFC Holding Company; provided, that the above restrictions shall apply only to the extent the Administrative Agent and the Borrower mutually agree that the failure to impose such restrictions could reasonably be expected to generate a material current or future income inclusion to the Borrower or any of its Domestic Subsidiaries (as determined from time to time).

(d) Limitations on Certain Obligations. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Obligor shall be required to enter into or obtain any mortgage, deed or trust, leasehold mortgage or any similar agreement in respect to any fee interest or leasehold interest in real property. .

8.13 Termination of Non-Permitted Liens. In the event that such Obligor or any of its Subsidiaries shall become aware or be notified by the Administrative Agent of the existence of any outstanding Lien against any property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

8.14 [Reserved.]

8.15 Cash Management. Such Obligor shall:

(a) maintain all its deposit accounts, disbursement accounts, investment accounts, lockbox accounts and other similar accounts (in each case other than any Excluded Accounts) as Controlled Accounts, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, subject to the Intercreditor Agreement;

(b) deposit promptly after the receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent (but subject to the terms of the Intercreditor Agreement), such Obligor will cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

8.16 Conference Calls. After delivery of the financial statements pursuant to Sections 8.01(b) and 8.01(c), at the reasonable request of the Administrative Agent, the Borrower shall cause its chief financial officer to participate, at a mutually agreeable time, in a conference call with the Administrative Agent and the Lenders to discuss, among other things, the financial condition of the Borrower and the other Obligors and such financial statements most recently delivered pursuant to Section 8.01(b) and 8.01(c).

8.17 Post-Closing Obligations.

(a) The Borrower shall use commercially reasonable efforts to deliver, on or before a date that is sixty (60) days following the Closing Date (or such later date agreed to by the Administrative Agent), a Landlord Consent in respect of its corporate headquarters.

(b) On or before a date that is sixty (60) days following the Closing Date (or such later date agreed to by the Administrative Agent), the Borrower shall deliver a Bailee Letter with respect to any location where a Grantor maintains Collateral with a warehouseman, bailee or other third party at any time having a value in excess of $500,000 individually or in the aggregate; provided that the Borrower shall only be required to use commercially reasonable efforts to deliver a Bailee Letter with respect to Collateral held or maintained with Engineered Medical Systems.

(c) On or before a date that is forty-five (45) days following the Closing Date (or such later date agreed to by the Administrative Agent), the Borrower shall deliver insurance endorsements in compliance with Section 8.05.

(d) On or before a date that is forty-five (45) days following the Closing Date (or such later date agreed to by the Administrative Agent), the Borrower shall deliver a Control Agreement with respect to its Deposit Accounts (other than Excluded Accounts), along with a customary legal opinion, dated as of the date thereof, and addressed to the Administrative Agent and the Lenders, from independent legal counsel to the Borrower and the other Obligors, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 9

NEGATIVE COVENANTS

Each Obligor covenants and agrees, for the benefit of the Secured Parties, that, until the Commitments have expired or been terminated and all Obligations (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made) have been Paid in Full:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 7.13(a) and Permitted Refinancings thereof;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Obligor’s or such Subsidiary’s business;

(d) Indebtedness incurred as a result of endorsing negotiable instruments for collection in the ordinary course of business;

(e) Indebtedness of (i) any Obligor owing to any other Obligor, (ii) any Subsidiary that is not an Obligor owing to any Obligor, and (iii) any Obligor or any Subsidiary that is not an Obligor owing to any Subsidiary that is not an Obligor; provided that (A) Indebtedness described in this clause (e) shall only be permitted if it is subject to the Intercompany Subordination Agreement, and (B) Indebtedness described in clause (e)(iii) shall only be permitted to the extent it does not exceed $200,000 in the aggregate at any time outstanding for all such Indebtedness incurred pursuant to such clause (e)(iii);

(f) Guarantees by any Obligor or any Subsidiary of Permitted Indebtedness of an Obligor or any of its Subsidiaries;

(g) ordinary course of business capitalized lease obligations and purchase money Indebtedness and any Permitted Refinancing thereof; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof, improvements and repairs thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $250,000 (or the Equivalent Amount in other currencies) at any time;

(h) Indebtedness under Hedging Agreements permitted by Section 9.05(f); and

(i) unsecured Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business in an amount not to exceed $250,000 in the aggregate;

(j) unsecured Indebtedness arising from honoring a bank or other financing institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two (2) Business Days of notice to the Borrower or the relevant Subsidiary of its incurrence;

(k) Indebtedness constituting Permitted Investments;

(l) Bridge Bank Indebtedness so long as such Indebtedness is subject to the Intercreditor Agreement;

(m) Indebtedness in connection with the Borrower’s credit card program incurred in the ordinary course of business and in an aggregate amount not to exceed $250,000 at any time outstanding;

(n) to the extent constituting Indebtedness, cash management arrangements provided by and letters of credit issued by Bridge Bank in an amount not to exceed the Aggregate Bank Services Amount (as defined in the Intercreditor Agreement); and

(o) Subordinated Debt in an aggregate outstanding principal amount not to exceed $10,000,000 (or the Equivalent Amount in other currencies) at any time.

9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned by it or such Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of such Obligor or any of its Subsidiaries existing on the date hereof and set forth on Schedule 9.02(b); provided that (i) no such Lien shall extend to any other property or asset of such Obligor or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that qualify as Permitted Refinancings;

(c) Liens securing Indebtedness permitted under Section 9.01(g); provided that such Liens are restricted solely to the collateral described in Section 9.01(g);

(d) Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s, mechanics’ liens, suppliers and other similar Liens arising in the ordinary course of business and which (x) secure liabilities in the aggregate amount not to exceed $200,000 or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens;

(e) Liens incurred in the ordinary course of business in connection with workers’ compensation, employment insurance, old-age pensions, social security and other similar social security legislation;

(f) Liens securing Taxes or other governmental charges or levies, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and for which such reserve or other appropriate provisions have been made;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Laws; and (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors;

(i) bankers’ liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business in connection with Borrower’s or its Subsidiaries’ deposit accounts or securities accounts;

(j) leases or subleases of real property granted in the ordinary course of Borrower’s or its Subsidiaries’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s or its Subsidiaries’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Administrative Agent a security interest therein;

(k) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, individually or in the aggregate;

(l) licenses entered into in accordance with Section 9.13;

(m) Liens securing the Bridge Bank Indebtedness and all other obligations under the Bridge Bank Loan Documents subject to the priority and terms set forth in the Intercreditor Agreement; and

(n) Liens securing Indebtedness permitted under Section 9.01(m) or Section 9.01 (n); and

(o) Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement.

9.03 Fundamental Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) make any Acquisition or acquire any Equity Interests of, or be a party to any Acquisition of, any Person, (iv) issue or sell any of its Equity Interests, or (v) acquire any other assets or properties outside of the ordinary course of business, except, so long as no Event of Default has occurred and is continuing (or could reasonably be expected to occur as a result of any of the following), the following actions and transactions shall be permitted:

(a) Investments permitted under Section 9.05(f) or Section 9.05(j);

(b) the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into any other Obligor; provided that with respect to any such transaction involving the Borrower, the Borrower must be the surviving or successor entity of such transaction;

(c) the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to any other Obligor; and

(d) the sale, transfer or other disposition of Qualified Equity Interests of any Subsidiary Guarantor to any other Obligor;

(e) any sale or issuance by the Borrower of Qualified Equity Interests; and

(f) Permitted Acquisitions.

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage in any business other than the business engaged in on the date hereof by such Persons or a business reasonably related thereto.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 9.05;

(b) Investments consisting of deposit accounts (other than Excluded Accounts) in which the Administrative Agent has a first-priority perfected interest, subject to the Intercreditor Agreement;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d) Investments consisting of cash and Permitted Cash Equivalents;

(e) Investments of (i) any Obligor in any other Obligor, (ii) any Subsidiary that is not an Obligor in any Obligor, and (iii) any Obligor or any Subsidiary that is not an Obligor in any Subsidiary that is not an Obligor; provided Investments described in clause (e)(iii) shall only be permitted to the extent it does not exceed $200,000 in the aggregate at any time outstanding for all such Investments entered into pursuant to such clause (e)(iii);

(f) Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by the Borrower do not exceed $250,000.00 (or the Equivalent Amount in other currencies) in aggregate in any fiscal year;

(g) Hedging Agreements entered into in such Obligor’s ordinary course of business for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and in an aggregate notional amount for all such Hedging Agreements not in excess of $250,000 (or the Equivalent Amount in other currencies);

(h) so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result therefrom, Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(i) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors, in any case, not to exceed $125,000 in the aggregate for (i) and (ii) at any time outstanding;

(j) Investments in connection with dispositions permitted under Section 9.09;

(k) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(l) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Borrower or any of its Subsidiaries;

(m) Permitted Acquisitions; and

(n) so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result therefrom, Investments permitted under Section 9.03.

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a) (i) dividends with respect to an Obligor’s or its Subsidiaries’ Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of shares of its Qualified Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(c) dividends paid by any Subsidiary of an Obligor, whether directly or indirectly, to any Obligor; and

(d) repurchases pursuant to the terms of stock purchase plans or similar plans for the benefit of future, current or former directors, officers, employees or consultants of the Borrower, provided that such repurchases do not exceed $200,000 (or the Equivalent Amount in other currencies) in the aggregate in any fiscal year.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations; (ii) payments of Bridge Bank Indebtedness under the Bridge Bank Loan Documents in accordance with the terms of the Intercreditor Agreement; (iii) scheduled payments of other Permitted Indebtedness; and (iv) subject to the terms of the applicable subordination agreement, payments of Subordinated Debt.

9.08 Change in Fiscal Year and Accounting. Such Obligor will not, and will not permit any of its Subsidiaries to, (x) change the last day of its fiscal year from that in effect on the date hereof, or (y) make any significant change in accounting treatment or reporting practices.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, exclusively license (in terms of geography or field of use), transfer, or otherwise dispose of any of its assets or property (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one (1) transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) sales of inventory in the ordinary course of its business;

(b) cash and Permitted Cash Equivalents pursuant to transactions not prohibited under this Agreement;

(c) the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(d) Asset Sales that constitute outbound licenses permitted pursuant to Section 9.13(b);

(e) transfers of assets or properties by any Subsidiary Guarantor to any other Obligor, so long as such transfer could not reasonably be expected to result in an Event of Default;

(f) dispositions of any assets or property that is obsolete or worn out or no longer used or useful in the Business, so long as the value of such disposed assets or property does exceed $200,000 in the aggregate in any fiscal year;

(g) in connection with any transaction permitted under Sections 9.02(j), 9.03 or 9.05; and

(h) any other asset or part of its business (other than Material Intellectual Property) so long as the value of such transfers does not exceed $100,000 (or the Equivalent Amount in other currencies) during any fiscal year.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license, issue or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless: (i) no Default shall have occurred and be continuing (or could reasonably be expected to occur as a result of any such transaction) and (ii) the terms thereof are no less favorable (including the amount of cash received by the such Obligor) to such Obligor than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Obligor or such Subsidiary.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Law or by the Loan Documents or by the Bridge Bank Loan Documents, (ii) Restrictive Agreements listed on Schedule 7.15 and (iii) Restrictive Agreements for which the Administrative Agent has provided its prior written consent to the Borrower.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Except to the extent it would not be materially adverse to the interests of any Secured Party or any Obligations, such Obligor will not, and will not permit any of its Subsidiaries to:

(a) amend, modify, terminate, replace or otherwise modify any Organic Document; and

(b) take or omit to take any action that results in (i) a breach of any Material Agreement or any Material Intellectual Property or (ii) (other than permitting the expiration of any such Material Agreement or Material Intellectual Property by its terms) results in the termination of (or permit any other Person to terminate) such Material Agreement or any such Material Intellectual Property.

9.13 Inbound and Outbound Licenses

(a) Inbound Licenses. No Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any inbound license agreement that would not qualify as a Permitted License or that would require any Obligors (individually or collectively), during any twelve-month period during the term of such license agreement, to make aggregate payments in excess of $500,000 for any such individual license or agreement or in excess of $1,000,000 when taken together with all other such licenses agreements of the any Obligor and all of its respective Subsidiaries (determined on a consolidated basis), unless no Default has occurred and is continuing (or could reasonably be expected to occur as a result thereof) and the Borrower has (i) provided prior written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the relevant Obligor’s or Subsidiary’s business or financial condition, and (ii) taken such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted a valid and perfected Lien on such license agreement and the right to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property that is the subject of such license agreement; provided that inbound license agreements in the nature of over the counter software that are commercially available to the public shall not be subject to this clause (a).

(b) Outbound Licenses. No Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license of Intellectual Property, unless such outbound license (i) has been entered into on an arm’s length basis, on commercially reasonable terms and in the ordinary course of business, and (ii) to the extent such Intellectual Property constitutes Collateral, does not impair the Administrative Agent from fully exercising its rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property that is the subject of such license; provided that any outbound license that involves the use of any technology or Intellectual Property within the Field shall also be required to (A) have been entered into solely for the purpose of Product Commercialization and Development Activities with respect to a Product, (B) not be an exclusive license (whether as to use, geography or otherwise) and (C) not be perpetual.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

9.16 Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (i) any event that would reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that could, in the aggregate, have a Material Adverse Effect.

SECTION 10

FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Borrower shall at all times maintain a minimum aggregate balance of, (x) on or before March 31, 2019, $1,000,000 in cash and (y) thereafter and until the Maturity Date, $3,000,000 in cash, in each case, in one or more Controlled Accounts of the Borrower that subject to Section 8.17(d), are free and clear of all Liens, other than Liens granted hereunder in favor of the Lenders and Liens granted to Bridge Bank under the Bridge Bank Loan Documents so long as the Bridge Bank Indebtedness is outstanding.

10.02 Minimum Revenue. On each calculation date set forth below in the column entitled “Calculation Date” (each, a “Calculation Date”), Revenue for the four consecutive fiscal quarter period ended on such Calculation Date shall not be less than the amount set forth in the column entitled “Revenue”:

Calculation Date	Revenue
June 30, 2018	$35,792,000
September 30, 2018	$36,787,000
December 31, 2018	$38,779,000
March 31, 2019	$41,316,000
June 30, 2019	$43,019,000
September 30, 2019	$44,612,000
December 31, 2019	$46,114,000
March 31, 2020	$47,242,000
June 30, 2020	$48,321,000
September 30, 2020	$49,376,000
December 31, 2020	$50,725,000
March 31, 2021	$51,966,000
June 30, 2021	$53,153,000
September 30, 2021	$54,314,000
December 31, 2021	$55,797,000
March 31, 2022	$57,163,000
June 30, 2022	$58,468,000
September 30, 2022	$59,746,000
December 31, 2022	$61,377,000
March 31, 2023	$62,879,000

SECTION 11

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal or Interest Payment Default. The Borrower shall fail to pay any principal of or interest on the Loans, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall: (i) prove to have been incorrect when made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.02, 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.15, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of forty-five (45) or more days.

(f) Payment Default on Material Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g) Other Defaults on Material Indebtedness. (i) Any material breach of, or “event of default” or similar event under, the Contract governing any Material Indebtedness shall occur, or (ii) any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness.

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor or any of its Subsidiaries becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors.

(ii) Any Obligor or any of its Subsidiaries makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor or any of its Subsidiaries institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor or any of its Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor or any of its Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any of its Subsidiaries:

(A) seeking to adjudicate it as insolvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any applicable Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, in each of the foregoing sub-clauses (A) through (D), such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(i) Judgments. One (1) or more judgments for the payment of money in an aggregate amount in excess of $250,000 (or the Equivalent Amount in other currencies) (not covered by independent third party insurance as to which (x) the Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (y) liability has not been denied by such insurance carrier) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of forty five (45) calendar days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA and Pension Plans. (i) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability in an aggregate amount exceeding (i) $250,000 in any year or (ii) $500,000 for all periods until repayment of all Obligations.

(k) Change of Control. A Change of Control shall have occurred.

(l) Material Adverse Change. A Material Adverse Change shall have occurred.

(m) Key Person Event. Prior to the completion of a Qualified IPO, a Key Person Event shall have occurred and the Borrower has not appointed a replacement for the Key Person who has been approved by the Administrative Agent (such approval not to be unreasonably delayed, withheld or conditioned) within one hundred eighty (180) days of the occurrence of such Key Person Event.

(n) Impairment of Security, Guarantees, Etc. If any of the following events occurs: (i) any Lien created by any of the Security Documents shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) other than as a result of any action or inaction of the Administrative Agent or any Lender, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 12) shall for whatever reason cease to be in full force and effect, or (iii) any Obligor shall, directly or indirectly, contest in writing in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document.

(o) Regulatory Matters, Etc. (a) Except with respect to matters set forth in clause (b) below, any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course and such revocation, rescission, suspension, modification or non renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, the United States Department of Justice or other Governmental Authority initiates a regulatory action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct and such recall, withdrawal, removal, or discontinuance could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of $1,000,000 or more in the aggregate; (ii) the FDA issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of $1,000,000 or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, the United States Department of Justice or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.

(p) Warrant. For so long as the Lender or any Affiliate of the Lender is a holder of the Warrants (i) Any representation or warranty made or deemed made by or on behalf of the Borrower under any Warrant Certificate shall: (i) prove, when taken as a whole, to have been incorrect when made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove, when taken as a whole, to have been incorrect in any material respect when made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier; or (ii) after giving effect to any cure period set forth in any Warrant, the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Warrant.

11.02 Remedies. Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h)), and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Borrower, terminate any outstanding Commitments of any Lender and declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

11.03 Additional Remedies. Upon the occurrence and during the continuance of an Event of Default, if any Obligor or any of its Subsidiaries shall be in default under a Material Agreement, the Administrative Agent, on behalf of the Lenders, shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including, without limitation, by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Obligor or Subsidiary, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, each Obligor shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of such Obligor to permit the Administrative Agent to cure any default under the applicable Material Agreement or permit the Administrative Agent to take such other action required to enable the Lenders to cure or remedy the matter in default and preserve the interests of the Lenders. Any amounts paid by the Administrative Agent pursuant to this Section 11.03 shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”

SECTION 12

GUARANTEE

12.01 The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Administrative Agent, for the ratable benefit of the Lenders and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations (other than inchoate indemnification and reimbursement obligations for which no claim has been made) from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Subsidiary Guarantor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Subsidiary Guarantor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

12.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 12.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower or any other Subsidiary Guarantor under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the Payment in Full of the Guaranteed Obligations), it being the intent of this Section 12.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect in accordance with the terms of this Agreement, or any right under this Agreement or any other Loan Document shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

Except to the extent otherwise expressly provided herein or in any other Loan Document, the Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other Loan Document, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

12.03 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent, the Lenders and any other Secured Party on demand for all reasonable and documented costs and expenses (including reasonable and documented fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such reasonable and documented costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law, in each case, to the same extent that such claim would be subject to an indemnification right under Section 14.03(c) hereof.

12.04 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the Payment in Full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

12.05 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 12.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 12.01.

12.06 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 12 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

12.07 Continuing Guarantee. The guarantee in this Section 12 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

12.08 Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 12.08 shall be subordinate and subject in right of payment to the prior Payment in Full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 12 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 12.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, as of the date of determination, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined as of the date of any payment under this Section 12.

12.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 12.01 would otherwise, taking into account the provisions of Section 12.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

12.10 Release of Subsidiary Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of a Subsidiary Guarantor are sold or otherwise transferred to a Person or Persons in a transaction permitted hereunder or any Subsidiary Guarantor becomes a CFC or CFC Holding Company with respect to which the restrictions set forth in clause (x) of Section 8.12(c) would apply after taking into account the proviso thereto (any such Subsidiary Guarantor, a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including this Section 12) and the other Loan Documents and any pledge of Collateral by such Transferred Guarantor shall be automatically released and the Equity Interests of such Transferred Guarantor held by the Administrative Agent shall be automatically released. The Administrative Agent shall take such actions as reasonably requested by the Borrower to effect each release described in this Section 12.10.

SECTION 13

ADMINISTRATIVE AGENT

13.01 Appointment. Each of the Lenders hereby irrevocably appoints Perceptive Credit Holdings II, LP to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 13 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Obligor will have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

13.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder will have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” will, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity as a Lender. The Lenders acknowledge and agree that such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower, the other Obligors or any other Subsidiaries or Affiliates of the Obligors as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

13.03 Exculpatory Provisions.

(a) The Administrative Agent will not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) will not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) will not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as will be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) will not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and will not be liable for the failure to disclose, any information relating to the Obligors or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent will not be liable to the Lenders for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as will be necessary, or as the Administrative Agent believes in good faith will be necessary, under the circumstances), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent will be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent will not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

13.04 Reliance by Administrative Agent. The Administrative Agent will be entitled to rely upon, and will not incur any liability to the Lenders for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and will not incur any liability to the Lenders for relying thereon. In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loans. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent in good faith. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section will apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and will apply to their respective activities in connection with the syndication of the facility as well as activities as Administrative Agent. The Administrative Agent will not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

13.06 Resignation of Agent.

(a) The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Borrower, which notice shall set forth the effective date of such resignation (the “Resignation Effective Date”), such date not to be earlier than the thirtieth (30th) day following the date of delivery of such written notice. The Majority Lenders and the Borrower shall mutually agree upon a successor to the Administrative Agent who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. If the Majority Lenders and the Borrower are unable to so mutually agree and no successor shall have been appointed within twenty-five (25) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but will not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent it shall designate (in its reasonable discretion after consultation with the Majority Lenders). Whether or not a successor has been appointed, such resignation will become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent will continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent will instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent will be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent will be the same as those payable to its predecessor unless otherwise agreed in writing among the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13, Section 14.03 and Section 14.04 will continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

13.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it will from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.08 Administrative Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of the Loans will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) will be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid hereunder or under any other Loan Document to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under this Agreement or any other Loan Document) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make any payments of the type described above in this Section 13.08 to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement or any other Loan Document.

13.09 Collateral and Guaranty Matters; Appointment of Collateral Agent.

(a) Without limiting the provisions of Section 13.08, the Lenders irrevocably agree as follows:

(i) the Administrative Agent is authorized, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) on the date when all Obligations have been Paid in Full, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (C) subject to Sections 14.01 and 14.04, if approved, authorized or ratified in writing by the Majority Lenders or (D) as required under the terms of the Intercreditor Agreement; and

(ii) The Administrative Agent is authorized, at its option and discretion, to release any Subsidiary Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, each Lender will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under its guaranty pursuant to this Section 13.09.

(b) The Administrative Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor will the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Each Lender hereby appoints the Administrative Agent as its collateral agent under each of the Security Documents and agrees that, in so acting, the Administrative Agent will have all of the rights, protections, exculpations, indemnities and other benefits provided to the Administrative Agent under this Agreement, and hereby authorized and directs the Administrative

Agent, on behalf of such Lender and all Lenders, without the necessity of any notice to or further consent from any of the Lenders, from time to time to (x) take any action with respect to any Collateral or any Security Document which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to any such Security Document or protect and preserve the Administrative Agent’s ability to enforce the Liens or realize upon the Collateral and (y) otherwise to take or refrain from taking any and all action that the Administrative Agent shall deem necessary or advisable in fulfilling its role as collateral agent under any of the Security Documents.

13.10 Intercreditor Arrangements. Each Lender hereby authorizes and directs the Administrative Agent to execute the Intercreditor Agreement and any other intercreditor agreement entered into in accordance with the terms hereof or any other Loan Document and agrees to be bound by the terms of such Intercreditor Agreement or intercreditor agreement (as applicable) as if it were an original signatory thereto.

SECTION 14

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03 Expenses, Indemnification, Etc.

(a) Closing Expenses. The Obligors, jointly and severally, agree to pay or reimburse (i) the Administrative Agent for all of its reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of Morrison & Foerster LLP, special counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans.

(b) Other Expenses. The Obligors, jointly and severally, agree to pay or reimburse (i) the Administrative Agent for all of its reasonable and documented out of pocket post-closing costs and costs in connection the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(c) Indemnification. The Borrower hereby indemnifies the Administrative Agent, the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable and documented fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Indemnified Party nor the Borrower or any of its Subsidiaries shall assert any Claim against each other, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans; provided that the foregoing limitation shall not apply to any Claim arising out of, relating to, or caused by a Claim involving a third party. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be amended, modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that no such amendment, modification or supplement shall:

(a) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 6 or the waiver of any Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(b) reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Majority Lenders shall be necessary (x) to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(c) postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment (it being understood that, in each case, the foregoing shall not apply to any mandatory prepayment required under Section 3.03(b)), without the written consent of each Lender directly and adversely affected thereby;

(d) change Section 3.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) change any provision of this Section or the percentage in the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f) amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof;

provided further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent, unless in writing executed by the Administrative Agent.

(g) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

14.05 Successors and Assigns.

(a) General. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that the neither the Borrower nor any other Obligor may assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent. Any of the Lenders may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e) or (iii) by way of pledge or assignment of a security interest. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Any of the Lenders may at any time assign to one or more Eligible Transferees without the consent of the Borrower (or, if an Event of Default is then continuing, to any Person without the consent of the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Obligations at the time owing to it) and the other Loan Documents; provided that (i) no such assignment shall be made to the Borrower, an Affiliate of the Borrower, or any employees or directors of the Borrower at any time, and (ii) the assigning Lender shall provide written notice of such assignment to the Administrative Agent and the Borrower promptly after such assignment. Subject to the recording thereof by a Lender pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of such Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03 for Claims that arise from the period that such Lender was a Lender hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be null and void.

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as agent for the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and, as to the information of any Lender, such Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any of the Lenders may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person which would constitute an Eligible Transferee (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than with respect to default interest). The Borrower agrees that each Participant shall be entitled to the benefits of Section 5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.05 and the obligations of the Subsidiary Guarantors under Section 12 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the Payment in Full of the Obligations and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 14.10(a) is for the benefit of the Administrative Agent and the Lenders only and, as a result, neither the Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by any Law, the Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Lenders or the Administrative Agent to serve any process or summons in any manner permitted by Law.

(c) Waiver of Venue, Etc. Each Person party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Person is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 [Reserved].

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH PARTY HERETO ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER

INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Obligor pursuant to this Agreement that is designated by such Obligor as confidential in accordance with its customary procedures for handling its own confidential information; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any other Lender, any Affiliate of a Lender or any Eligible Transferee, on a confidential, need to know basis, (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates that need to know and on a confidential basis (collectively, its “Related Parties”), (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loan or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan or (xi) to any other party hereto; provided, further, that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

14.17 [Reserved].

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19 USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the Patriot Act, they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

VAPOTHERM, INC.

By	/s/ John Landry
Name: John Landry
Title: Vice President and Chief Financial Officer

Address for Notices:
100 Domain Drive
Exeter, NH 03833
Attn:	John Landry, Vice President &
Chief Financial Officer
Fax:	603.658.0181
Email:	jlandry@vtherm.com

with a copy (which copy shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn: Sunil William Savkar, Esq.
Fax: 212.596.9090
Email: sunil.savkar@ropesgray.com

S-1

ADMINISTRATIVE AGENT:

PERCEPTIVE CREDIT HOLDINGS II, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com

LENDERS:

PERCEPTIVE CREDIT HOLDINGS II, LP

By Perceptive Credit Opportunities GP, LLC, its general partner

By	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:
Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attn: Sandeep Dixit
Email: Sandeep@perceptivelife.com

S-2

Schedule 1

to Credit Agreement

COMMITMENTS

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings II, LP	$42,500,000	100%

TOTAL	$42,500,000	100%

Schedule 2

to Credit Agreement

PRODUCTS

PART NUMBER	PRODUCT DESCRIPTION
PF-UNIT-US	Precision Flow
PF-PLUS-US	Precision Flow Plus
PF-VTU-DISS	Vapotherm Transfer Unit, Lithium Ion Battery
PF-Q50-US	Vapotherm Q50 Compressor
PF-STAND-GCX	Precision Flow Roll Stand (GCX)
PF-DPC-High	High Flow Disposable Patient Circuit, Case 5
PF-DPC-Low	Low Flow Disposable Patient Circuit, Case 5
PF-NODPC-High	Nitric Oxide DPC High Flow, Case 3
PF-NODPC-Low	Nitric Oxide DPC Low Flow, Case 3
MA1700	High Flow Adult Cannula, Case 25
MP1500	Pediatric/ Adult Small Cannula, Case 25
MPS1500	Pediatric Small Cannula, Case 25
SOLO1300	Single Prong Infant Cannula, Case 25
MI1300B	Intermediate Infant Cannula, Case 25
MI1300	Infant Cannula, Case 25
MN1100B	Neonatal Cannula, Case 25
MN1100A	Premature Cannula, Case 25
TA—22	22mm Tubing Adapter (Trach Adapter), Case 50
AAA-1	Vapotherm, Aeroneb Aerosol Adapter, Case 10
PF-WBA	PF Water Bottle Adapter, Case 25
3003034	Precision Flow 5 Micron Filter
3003011	Precision Flow, O2 Sensor
3000064	Precision Flow Battery Pack
3000140	Precision Flow DISS Air Filter Assy
3000138	Precision Flow DISS O2 Filter Assy
3000035	Precision Flow 10 ft Air Hose
3000036	Precision Flow 10 ft O2 Hose
3000059	Precision Flow Power Cord Retainer
3003019	Precision Flow Power Cord
3010215	Precision Flow Delivery Tube Clip Hanger
3100618	Vapotherm Q50 Air Intake Filter
3100608	Vapotherm Q50 Air Intake Muffler
3100769	Vapotherm Q50 Auto Draining Air Filter (Filter Replacement)
3100726	Vapotherm Q50 Compressor Motor PM Kit
3003019	Power Cord (Same as Precision Flow)
3100612	Vapotherm Q50 Water Bottle Reservoir
3100727	Vapotherm Q50 Fuse 5 mm x 20 mm (Qty 10)
3100613	Vapotherm Q50 Pole Mount (NEED 2 FOR KIT)

Schedule 3

to Credit Agreement

SPECIFIED HOLDERS

3x5

3x5 Special Opportunity Fund, L.P.

Adage:

Adage Capital Partners, LP

Cross Creek:

Cross Creek Capital, LP

Cross Creek Capital Employees’ Fund, LP

Gilde:

Cooperatieve Gilde Healthcare III Sub-Holding U.A.

Kaiser:

Kaiser Foundation Hospitals

The Permanente Federation LLC-Series J

The Permanente Federation LLC-Series F

The Permanente Federation LLC-Series G

The Permanente Federation LLC-Series I

Morgenthaler:

Morgenthaler Venture Partners IX, L.P.

Questmark:

QuestMark Partners Side Fund II, L.P.

QuestMark Partners II, L.P.

Redmile:

Redmile Strategic Master Fund, LP

Redmile Capital Fund, LP

Redmile Capital Offshore Fund, Ltd.

Redmile Capital Offshore Fund II, Ltd.

Redmile Private Investments II, L.P.

Sightline:

SightLine Healthcare Opportunity Fund II, L.P.

SightLine Healthcare Opportunity Fund II-A, L.P.

SightLine Healthcare Opportunity Fund II-B, L.P.

Vapotherm Investors:

Vapotherm Investors, LLC

Schedule 7.05(b)

to Credit Agreement

CERTAIN INTELLECTUAL PROPERTY

(a) Patents and Patent Applications

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
US	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY	60/170,213	10/149,356	2003- 0209246	7,314,046

Australia	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY		10/149,356	2003- 0209246	7,314,046	2001020755	782579

Canada	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY		10/149,356	2003- 0209246	7,314,046	2,393,743	2,393,743

Germany	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY		10/149,356	2003- 0209246	7,314,046	00984077.8	60023342.1

EPC	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY		10/149,356	2003- 0209246	7,314,046	00984077.8	1237614

Spain	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY		10/149,356	2003- 0209246	7,314,046	00984077.8	1237614

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
France	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY		10/149,356	2003- 0209246	7,314,046	00984077.8	1237614

UK	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY		10/149,356	2003- 0209246	7,314,046	00984077.8	1237614

Italy	APPARATUS AND METHOD FOR RESPIRATORY TRACT THERAPY		10/149,356	2003- 0209246	7,314,046	00984077.8	1237614

US	METHOD FOR REDUCING THE WORK OF BREATHING		10/833,843	2004- 0200476	7,827,981

US	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013

Australia	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	2005231688	2005231688

China	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	20058001652	ZL0580016520

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
EPC	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

Hong Kong	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	8101144.5	HK1107301

India	A METHOD FOR HEATING AND HUMIDIFYING A GAS		10/810,768	2004- 0245658	7,708,013	5645/DELNP/ 2006	267718

Switzerland	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

France	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

Germany	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
Spain	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

Italy	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

Netherlands	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

Sweden	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

Ireland	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
UK	APPARATUS AND METHOD FOR DELIVERING WATER VAPOR TO A GAS		10/810,768	2004- 0245658	7,708,013	05726052.3	EP1729873

US	NASAL CANNULA WITH REDUCED HEAT LOSS TO REDUCE RAINOUT	60/859,222	11/940,867	2008- 0121230	8,171,935

US	WATER SPIKE SYSTEM	60/918,515	12/048,583	2008- 0224336	7,654,507

US	HYPERTHERMIC HUMIDIFICATION SYSTEM		11/973,061	2009- 0090363	8,905,023

US	HYPERTHERMIC HUMIDIFICATION SYSTEM		14/547,012	2015- 0144136

EPC	HYPERTHERMIC HUMIDIFICATION SYSTEM		11/973,061	2009- 0090363	8,905,023	07839331.1	EP2200687

Germany	HYPERTHERMIC HUMIDIFICATION SYSTEM		11/973,061	2009- 0090363	8,905,023	07839331.1	EP2200687

France	HYPERTHERMIC HUMIDIFICATION SYSTEM		11/973,061	2009- 0090363	8,905,023	07839331.1	EP2200687

UK	HYPERTHERMIC HUMIDIFICATION SYSTEM		11/973,061	2009- 0090363	8,905,023	07839331.1	EP2200687

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
Netherlands	HYPERTHERMIC HUMIDIFICATION SYSTEM		11/973,061	2009- 0090363	8,905,023	07839331.1	EP2200687

US	HYPERTHERMIC HUMIDIFICATION SYSTEM		29/292,306		D640,784

Australia	HYPERTHERMIC HUMIDIFICATION SYSTEM		29/292,306		D640,784	200811553	320467

Canada	HYPERTHERMIC HUMIDIFICATION SYSTEM		29/292,306		D640,784	125487	125487

EU	HYPERTHERMIC HUMIDIFICATION SYSTEM		29/292,306		D640,784	000941091	000941091

India	HYPERTHERMIC HUMIDIFICATION SYSTEM		29/292,306		D640,784	215764	215764

Japan	HYPERTHERMIC HUMIDIFICATION SYSTEM		29/292,306		D640,784	2008-008850	1350118

US	SYSTEM AND METHOD FOR DELIVERING A HEATED AND HUMIDIFIED GAS	60/961,020 60/981,270	12/175,861	2009- 0056713	8,333,195

US	RESPIRATORY THERAPY SYSTEM		29/351,376		D671,206

EU	RESPIRATORY THERAPY SYSTEM		29/351,376		D671,206	0012172690001	001217269-0001

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
US	BASE UNIT FOR BREATHING GAS HEATING AND HUMIDIFICATION SYSTEM	60/961,020 60/981,270	12/175,853	2009- 0056712	8,240,306

EPC	SYSTEM AND METHOD FOR DELIVERING A HEATED AND HUMIDIFIED GAS	60/961,020 60/981,270	12/175,853	2009- 0056712	8,240,306	08780252.6

US	HUMIDIFIER FOR BREATHING GAS HEATING AND HUMIDIFICATION SYSTEM	60/961,020 60/981,270	12/175,888	2009- 0056714	8,677,993

US	DELIVERY TUBE FOR BREATHING GAS HEATING AND HUMIDIFICATION SYSTEM	60/961,020 60/981,270	12/175,899	2009- 0056715	8,356,593

US	HUMIDIFIER FOR BREATHING GAS HEATING AND HUMIDIFICATION SYSTEM	60/961,020	14/184,202	2014- 0174442

US	HEATED NEBULIZER DEVICES, NEBULIZER SYSTEMS, AND METHODS FOR INHALATION THERAPY	60/150,368	12/701,116	2010- 0258114	8,561,607

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
US	NEBULIZER SYSTEMS, APPARATUS AND METHODS FOR RESPIRATORY THERAPY	61/390,799	13/267,252	2012- 0085343	8,915,245

US	NEBULIZER SYSTEMS, APPARATUS AND METHODS FOR RESPIRATORY THERAPY		14/559,724	US-2015- 0157826	9,717,879

US	NEBULIZER SYSTEMS, APPARATUS AND METHODS FOR RESPIRATORY THERAPY		15/636,196	2017- 0361055

US	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
EPC	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751		13768413.0	2830689

Germany	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751		13768413.0	2830689

France	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751		13768413.0	2830689

UK	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751		13768413.0	2830689

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
Netherlands	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751		13768413.0	2830689

Italy	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751		13768413.0	2830689

Australia	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751		201323982.2	2013239822

Australia	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY WITH VARYING FLOW RATES	61/616,600	14/388,680	2015- 0059751		2017251790

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
US	QUIET NASAL CANNULA		13/665,100	2014- 0116447

Australia	QUIET NASAL CANNULA		13/665,100	2014- 0116447		2013337995	Allowed – awaiting patent number

China	QUIET NASAL CANNULA		13/665,100	2014- 0116447		201380063096X	ZL201380063096.X

EPO	QUIET NASAL CANNULA		13/665,100	2014- 0116447		13851754.5

Japan	QUIET NASAL CANNULA		13/665,100	2014- 0116447		2015539934	6266004

US	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY	61/590,045	13/749,162	2013- 0186395	9,333,317

US	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY	61/590,045	15/141,492	2017- 0014593

EPC	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2013- 0186395	9,333,317	13740914.0	2806926 (Opposed)

Germany	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2013- 0186395	9,333,317	13740914.0	2806926 (Opposed)

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
France	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2013- 0186395	9,333,317	13740914.0	2806926 (Opposed)

Italy	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2013- 0186395	9,333,317	13740914.0	2806926 (Opposed)

Netherlands	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2013- 0186395	9,333,317	13740914.0	2806926 (Opposed)

UK	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2013- 0186395	9,333,317	13740914.0	2806926 (Opposed)

EPO	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2013- 0186395	9,333,317	17166116.8

Australia	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2014- 0116447	9,333,317	2013212314	2013212314

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
China	SYSTEMS AND METHODS FOR PROVIDING RESPIRATORY THERAPY		13/749,162	2014- 0116447	9,333,317	201390000332.9	ZL201390000332.9

US	RESPIRATORY THERAPY CONDENSATION ADAPTOR	61/863,610	14/455,478	2015- 0040895

Australia	RESPIRATORY THERAPY CONDENSATION ADAPTOR	61/863,610	14/455,478	2015- 0040895		2014306244

Canada	RESPIRATORY THERAPY CONDENSATION ADAPTOR	61/863,610	14/455,478	2015- 0040895		2,920,337

China	RESPIRATORY THERAPY CONDENSATION ADAPTOR	61/863,610	14/455,478	2015- 0040895		201480052510.1

EPO	RESPIRATORY THERAPY CONDENSATION ADAPTOR	61/863,610	14/455,478	2015- 0040895		14834470.8

U.S.	SYSTEMS AND METHODS FOR HUMIDITY CONTROL		14/587,898	2016- 0184547

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
Australia	SYSTEMS AND METHODS FOR HUMIDITY CONTROL		14/587,898	2016- 0184547		2015374369

China	SYSTEMS AND METHODS FOR HUMIDITY CONTROL		14/587,898	2016- 0184547		2015800771933

EPO	SYSTEMS AND METHODS FOR HUMIDITY CONTROL		14/587,898	2016- 0184547		158235762

US	HEATED NEBULIZER ADAPTER FOR RESPIRATORY THERAPY	62/008,880	14/733,180	2015- 0352299

Australia	HEATED NEBULIZER ADAPTER FOR RESPIRATORY THERAPY	62/008,880	14/733,180	2015- 0352299		2015269090

EPO	HEATED NEBULIZER ADAPTER FOR RESPIRATORY THERAPY	62/008,880	14/733,180	2015- 0352299		15730365.2	Allowed – awaiting patent number

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
Japan	HEATED NEBULIZER ADAPTER FOR RESPIRATORY THERAPY	62/008,880	14/733,180	2015- 0352299		2016-571338

US	SYSTEMS AND METHODS FOR PATIENT- PROXIMATE VAPOR TRANSFER FOR RESPIRATORY THERAPY		14/675,198	2016- 0287832

Australia	SYSTEMS AND METHODS FOR PATIENT- PROXIMATE VAPOR TRANSFER FOR RESPIRATORY THERAPY		14/675,198	2016- 0287832		2016243698

China	SYSTEMS AND METHODS FOR PATIENT- PROXIMATE VAPOR TRANSFER FOR RESPIRATORY THERAPY		14/675,198	2016- 0287832		2016800293 01.4

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
EPO	SYSTEMS AND METHODS FOR PATIENT- PROXIMATE VAPOR TRANSFER FOR RESPIRATORY THERAPY		14/675,198	2016- 0287832		16715757.7

US	HIGH FLOW THERAPY WITH BUILT-IN OXYGEN CONCENTRATOR	62/212,365	15/251,185	2017- 0056613

PCT	HIGH FLOW THERAPY WITH BUILT-IN OXYGEN CONCENTRATOR	62/212,365	15/251,185	2017- 0056613		PCT/US2016/ 049417

Australia	HIGH FLOW THERAPY WITH BUILT-IN OXYGEN CONCENTRATOR	62/212,365	15/251,185	2017- 0056613		2016316947

China	HIGH FLOW THERAPY WITH BUILT-IN OXYGEN CONCENTRATOR	62/212,365	15/251,185	2017- 0056613		To be filed by 4/31/2018 (32-month date for national stage entry of PCT/US2016/ 049417)

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
EPO	HIGH FLOW THERAPY WITH BUILT-IN OXYGEN CONCENTRATOR	62/212,365	15/251,185	2017- 0056613		To be filed by 3/31/2018 (31-month date for national stage entry of PCT/US2016/ 049417)

US	NASAL CANNULA FOR CONTINUOUS AND STIMULTANEOUS DELIVERY OF AERSOLIZED MEDICAMENT AND HIGH FLOW THERAPY	62/187,095	15/199,158	2017- 0000965

PCT	NASAL CANNULA FOR CONTINUOUS AND STIMULTANEOUS DELIVERY OF AERSOLIZED MEDICAMENT AND HIGH FLOW THERAPY	62/187,095	15/199,158	2017- 0000965		PCT/US2016/ 040465

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
AU	NASAL CANNULA FOR CONTINUOUS AND STIMULTANEOUS DELIVERY OF AERSOLIZED MEDICAMENT AND HIGH FLOW THERAPY	62/187,095	15/199,158	2017- 0000965		2016288678

CN	NASAL CANNULA FOR CONTINUOUS AND STIMULTANEOUS DELIVERY OF AERSOLIZED MEDICAMENT AND HIGH FLOW THERAPY	62/187,095	15/199,158	2017- 0000965		20169000104 7.2

EP	NASAL CANNULA FOR CONTINUOUS AND STIMULTANEOUS DELIVERY OF AERSOLIZED MEDICAMENT AND HIGH FLOW THERAPY	62/187,095	15/199,158	2017- 0000965		16739356.0

US	METHODS AND SYSTEMS FOR OBTAINING DESIRED OXYGEN CONCENTRATIONS AND AIR FLOWS DURING RESPIRATORY THERAPY		14/983,212	2017- 0182278

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
US	AXIAL FLOW VAPOR TRANSFER CARTRIDGE WITH LARGE DIAMETER FIBERS		14/983,225	2017- 0182280

PCT	AXIAL FLOW VAPOR TRANSFER CARTRIDGE WITH LARGE DIAMETER FIBERS		14/983,225	2017- 0182280		PCT/US2016/ 066652

US	CANNULA DEVICE FOR HIGH FLOW THERAPY	62/356,774	15/637,556

PCT	CANNULA DEVICE FOR HIGH FLOW THERAPY	62/356,774	15/637,556			PCT/US2017/ 040079

US	VAPOR TRANSFER CARTRIDGE		29/581,594

AU	VAPOR TRANSFER CARTRIDGE		29/581,594			201712272	201712272

EPO	VAPOR TRANSFER CARTRIDGE		29/581,594			003863109

US	VAPOR TRANSFER CARTRIDGE		15/298,712	2018- 0001045

PCT	VAPOR TRANSFER CARTRIDGE		15/298,712			PCT/US2017/ 057096

Country	Title	Prov. App.	Non-Prov App.	U.S. Pub. Pat. #	U.S. Patent #	Foreign App.	Foreign Patent #
US	SYSTEMS AND METHODS FOR HIGH VELOCITY NASAL INSUFFLATION	62/408,560	15/783,566

US	SYSTEMS AND METHODS FOR HIGH VELOCITY NASAL INSUFFLATION	62/408,560	15/783,566			PCT/US2017/ 056581

US	BIFURCATED CANNULA DEVICE	62/555,945

(b) Trademarks, Trade Names, and Service Marks, and All Applications

REGISTERED TRADEMARKS – U.S.:

TRADEMARK / DESIGN MARK	U.S. SERIAL NUMBER (FILING DATE)	REGISTRATION NUMBER (REG DATE)	CLASS	GOODS AND SERVICES
VAPOTHERM	75341382	2491022	10	Respiratory therapy units

	(Aug. 14, 1997)	(Sept. 18, 2001)

FLOWREST	77194659	3583979	10	Medical apparatus for
				treating respiratory
	(May 31, 2007)	(Mar. 3, 2009)		conditions

PRECISION FLOW	77227728	3588025	10	Medical apparatus for
				treating respiratory
	(July 12, 2007)	(Mar. 10, 2009)		conditions

BREATHELITE	77859750 (Oct. 28, 2009)	4105999 (Feb. 28, 2012)	10	Respiratory therapy systems comprised of monitors, sensors, nebulizers, delivery tubes, cannulas, blenders, flowmeters, humidification chambers and heaters; medical apparatus for treating respiratory conditions

FLOWREST BREATHE WELL. SLEEP WELL.	77754930 (Jun. 9, 2009)	4109211 (Mar. 6, 2012)	10	Medical apparatus for treating respiratory conditions

HFT	78822516 (Feb. 24, 2006)	3759402 (Mar. 9, 2010)	10	Medical apparatus for treating respiratory conditions

INSOLARE	85155733	4187386	10	Cannulae

	(Oct. 19, 2010)	(Aug. 7, 2012)

HIGH VELOCITY THERAPY	87066382 (June 09, 2016)	5179750 (Apr. 11, 2017)	10	Respiratory therapy systems comprised of monitors, sensors, nebulizers, delivery tubes, cannulas, blenders, flowmeters, humidification chambers and heaters; medical apparatus for treating respiratory conditions

VAPOSOFT	87232957 (Nov. 10, 2016)	5223068 (June 13, 2017)	10	Respiratory therapy systems comprised of nebulizers, delivery tubes, and cannulas

HI-VNI	87036194 (May 13, 2016)	5242692 (July 11, 2017	10	Medical apparatus for treating respiratory conditions

HVT	87066398 (June 09, 2016)	5254083 (August 1, 2017)	10	Respiratory therapy systems comprised of monitors, sensors, nebulizers, delivery tubes, cannulas, blenders, flowmeters, humidification chambers and heaters; medical apparatus for treating respiratory conditions

	77754930 (June 9, 2009)	4109211 (March 6, 2012)	10	Medical apparatus for treating respiratory conditions

REGISTERED TRADEMARKS – OUTSIDE THE U.S.:

TRADEMARK	EUROPEAN APPLICATION NUMBER (FILING DATE)	REGISTRATION NUMBER	CLASS	GOODS AND SERVICES
VAPOTHERM	001187541	001187541 (May 18, 1999 – European Union)	10	Apparatus and instruments for medical, surgical, dental and veterinary use; respiratory therapy units

HI-VNI	1,351,941	1,351,941	10	Medical apparatus for
				treating respiratory
	(April 27, 2017 – Japan)	(April 27, 2017 – Japan)		conditions

HI-VNI	1,351,941	1,351,941	10	Medical apparatus for
				treating respiratory
	(April 27, 2017 – India)	(December 21, 2017 – India)		conditions

HI-VNI	1,351,941	1,351,941	10	Medical apparatus for
				treating respiratory
	(April 27, 2017 – Australia)	(January 09, 2018 – Australia)		conditions

HI-VNI	1,351,941	1,855,275	10	Medical apparatus for
				treating respiratory
	(April 27, 2017 – EU)	(December 21, 2017 – India)		conditions

HI-VNI	1,351,941 (April 27, 2017 – EU)	WO00000013519 41 (September 15, 2017—UK)	10	Medical apparatus for treating respiratory conditions

VAPOSOFT	1,354,789	1,354,789	10	Respiratory therapy systems
				comprised of nebulizers,
	(May 9, 2017 – EU)	(May 9, 2017 – EU)		delivery tubes, and cannulas

VAPOSOFT	1,354,789 (May 9, 2017 – UK)	1,354,789 (October 24, 2017 –UK)	10	Respiratory therapy systems comprised of nebulizers, delivery tubes, and cannulas

VAPOSOFT	1,354,789 (May 9, 2017 – Australia)	1,354,789 (November 16, 2017 –Australia)	10	Respiratory therapy systems comprised of nebulizers, delivery tubes, and cannulas

VAPOSOFT	1,354,789 (May 9, 2017 – Japan,)	1,354,789 (December 21, 2018 – Japan)	10	Respiratory therapy systems comprised of nebulizers, delivery tubes, and cannulas

VAPOSOFT	1,354,789 (May 9, 2017 – India,)	1,354,789 (December 21, 2018 – India)	10	Respiratory therapy systems comprised of nebulizers, delivery tubes, and cannulas

APPLICATIONS PENDING TRADEMARK – U.S.:

NONE CURRENTLY PENDING

APPLICATIONS PENDING TRADEMARK – OUTSIDE THE U.S.:

TRADEMARK	APPLICATION NUMBER (FILING DATE)	REGISTRATION NUMBER	CLASS	GOODS AND SERVICES
HI-VNI	912866144 (June 27, 2017 – Brazil)	TBD	10	Medical apparatus for treating respiratory conditions

HI-VNI	1,847,512 (July 14, 2017 – Canada)	TBD	10	Medical apparatus for treating respiratory conditions

HI-VNI	1,351,941 (April 27, 2017 – China, Mexico, and Turkey)	TBD	10	Medical apparatus for treating respiratory conditions

VAPOTHERM	912866179 (June 27, 2017 - Brazil)	TBD	10	Apparatus and instruments for medical, surgical, dental and veterinary use; respiratory therapy units

VAPOTHERM	1,841,675 (June 8, 2017 – Canada)	TBD	10	Medical apparatus for treating respiratory conditions; Respiratory therapy units; Respiratory therapy systems comprised of monitors, sensors, nebulizers, delivery tubes, cannulas, blenders, flowmeters, humidification chambers, and heaters.

VAPOSOFT	1,354,789 (May 9, 2017 – China, Mexico, and Turkey)	TBD	10	Respiratory therapy systems comprised of nebulizers, delivery tubes, and cannulas

UNREGISTERED TRADEMARKS – U.S.:

Medical Grade Vapor

This is Precision Flow. Everything else isn’t.

Vapotherm 2000i

Precision Flow – Heliox

HFNC

Take the Work Out of Breathing

SPNC

Precision Flow Plus & Logo

When Oxygen is not enough

Vapotherm Logo

Vapotherm Stylized

Hi-VNI Logo

No Mask. No Problem.

(C) Copyrights

Vapotherm does not own and has not licensed any applied for or registered Copyrights.

Schedule 7.06(a)

to Credit Agreement

CERTAIN LITIGATION

None.

Schedule 7.06(c)

to Credit Agreement

LABOR MATTERS

None.

Schedule 7.08

to Credit Agreement

TAXES

None.

Schedule 7.12(a)

to Credit Agreement

CAPITALIZATION

See attached capitalization table.

Schedule 7.12(b)

to Credit Agreement

INFORMATION REGARDING SUBSIDIARIES

None.

Schedule 7.12(c)

to Credit Agreement

EQUITY INVESTMENTS

None.

Schedule 7.13(a)

to Credit Agreement

OUTSTANDING INDEBTEDNESS OF THE BORROWER AND ITS SUBSIDIARIES

Part I

1.	Bridge Bank Indebtedness.

2.	Lease with Lease Corporation of America for 3D printer.

3.	Bridge Bank / Western Alliance Bank, letter of credit dated October 3, 2016 issued in connection with our 100 Domain Drive, Exeter, NH facility lease. Fully collateralized.

Part II

1.	Rhenus 3PL - $71,000 letter of credit dated July 7, 2017 for third party logistics services. Fully collateralized.

Schedule 7.13(b)

to Credit Agreement

INDEBTEDNESS TO BE REPAID ON CLOSING DATE

1.

Indebtedness related to that certain Loan and Security Agreement dated as of November 16, 2016 among Solar Capital, Ltd., as collateral agent, the lenders party thereto from time to time, including Solar in its capacity as a lender and Vapotherm, Inc.

Schedule 7.14

to Credit Agreement

MATERIAL AGREEMENTS OF OBLIGORS

1.	Employment, Payroll, and Benefit Agreements

a.	ADP Master Services Agreement, dated 8/15/16 (since amended). Vapotherm contracted with ADP to provide payroll services after Vapotherm transitions to a direct employment model in 2017.

b.

Radius Master Service Agreement, dated October 26, 2015 (since amended). Radius provides human resource services and payroll provider services to Vapotherm’s European-based employees. Vapotherm employs these individuals directly and Radius obtains a payroll registration number for us.

c.	Safeguard World International Limited, dated August 29, 2016 (since amended)

2.	Lease Agreements:

a.

Lease with Albany Road – 100 Domain LLC for property located at 100 Domain Drive, Exeter, NH 03833, dated September 30, 2016. Vapotherm’s manufacturing facility is at 100 Domaine Drive, Exeter, NH. The lease, which was amended on September 6, 2017 to add additional office and R&D lab space through multiple phases (the “Expansion Space”), runs for seven (7) years starting on the date the landlord substantially completes and delivers the final phase of the Expansion Space. The delivery date is expected to occur on or before June 30, 2018. Vapotherm has the option to renew for two (2) additional five (5) year terms by providing twelve (12) months prior written notice before the end of the initial term or the first extension term, as applicable.

b.	Lease Corporation of America, for 3D printer, dated April 30, 2015. Note this lease is included upon request, it does not meet the definition of Material Agreement under the Credit Agreement.

3.	Supply & Logistics Agreements

a.	Arundel Machine, dated December 15, 2017. Arundel Machine manufactures machined aluminum components and sub-assemblies for Vapotherm.

b.

Enercon Technologies, dated March 20, 2014. Enercon Technologies manufactures the printed circuit boards for our Precision Flow product. Vapotherm is in the process of negotiating a new three year agreement.

c.

Engineered Medical Systems, dated June 25, 2013. EMS manufactures Vapotherm’s delivery tubes. The scope of this agreement is limited to quality, all business transactions between the parties take place on a PO basis. Obligor believes EMS may be in breach of both their quality agreement and certain recent PO agreements. Obligor is continuing to evaluate the situation in light of such potential defaults.

d.

Medica, dated January 1, 2013. Medica manufactures the fiber vapor transfer cartridges that are incorporated into Vapotherm’s disposable patient circuits. The Agreement had a one (1) year initial term and automatically renews for additional one year periods thereafter.

e.

Moog/Aspen Motors, dated August 1, 2014 (renewal agreement currently pending). Moog is the parent company of Aspen Motors, who manufactures the motor drive for Vapotherm’s Precision Flow product. The Agreement, as amended, expired on April 1, 2017 and the parties are currently negotiating a new agreement.

f.

Salter Labs, dated February 15, 2013. Salter manufactures Vapotherm’s cannula product. The Agreement had a three (3) year initial term and automatically renews for additional one year periods thereafter.

g.

Scientific Molding Corporation, dated January 4, 2016. SMC manufactures over-molds and other components incorporated into Vapotherm’s disposable patient circuits. The Agreement had a three (3) year initial term and automatically renews for additional one year periods thereafter.

h.	Tengam Engineering, Inc, dated March 1, 2018. Tengam manufactures the impeller for Vapotherm’s disposable patient circuit. The Agreement has a three year term and shall expire on February 28, 2021.

4.	Group Purchasing Organization, Integrated Delivery Network, Hospital System, and Individual Hospital Customer Contracts

a.	Ascension, April 1, 2015. Group Purchasing Organization contract with a national group purchasing organization, renewed and extended through January 31, 2019.

b.

Healthtrust Purchasing Group, dated April 1, 2015, renewed on December 1, 2016 for an additional three (3) year term through November 30, 2019. Group Purchasing Organization contract with a national group purchasing organization.

c.

Kaiser, dated April 1, 2015 (since amended). Integrated Delivery Network contract with an integrated delivery network that is based in California. The Agreement as extended will expire on March 31, 2020.

d.

Premier, dated January 11, 2015 (since amended). Group Purchasing Organization contract with a national group purchasing organization. The Agreement will not expire until October 31, 2018. Vapotherm is currently in the process of responding to an RFI and RFP in an effort to extend the agreement for an additional three year term.

5.	International, Private Label, and Rental Distribution Agreements

a.

Japan MedicalNext Co., Ltd, dated January 1, 2013 (since amended). Vapotherm’s distribution Agreement for Japan, one of Vapotherm’s five (5) international target markets. The Agreement will expire on December 31, 2019. The value of this Agreement will likely exceed $500,000 in 2018.

b.

Lowenstein Medical, dated April 1, 2016 (since amended). Vapotherm’s distribution Agreement for Germany, one of Vapotherm’s five (5) international target markets. The Agreement will expire on March 31, 2019. The value of this Agreement will likely exceed $500,000 in 2018.

c.

Praxair, Inc., dated October 28, 2011 (since amended). Vapotherm’s distribution Agreement for Brazil, Uruguay, Peru, and India. The Agreement also provides for the distribution of the Precision Flow Heliox product in the United States. Brazil is one of Vapotherm’s five (5) international target markets. With respect to Brazil, Peru and Uruguay, this Agreement will expire on March 31, 2020. With respect to Mexico, this Agreement will expire on February 28, 2018. And with respect to the distribution of the Precision Flow Heliox product in the United States, this Agreement will expire on October 24, 2019. The value of this Agreement will likely exceed $500,000 in 2018.

d.

Praxair Mexico and Praxair Costa Rica, dated January 1, 2018. Vapotherm’s distribution agreement for Mexico and Costa Rica. Mexico is one of Vapotherm’s five (5) international target markets. This agreement will expire on December 31, 2020.

e.

SOLUS Medical Ltd, dated January 1, 2016 (since amended) Vapotherm’s distribution Agreement for the United Kingdom, one of Vapotherm’s five (5) international target markets. The Agreement will expire on December 31, 2018. Vapotherm also retains the limited right to strip Solus of its exclusivity on June 30, 2018 if a new Agreement has not been negotiated by that date. The value of this Agreement will likely exceed $500,000 in 2018.

6.	Contracts evidencing Material Indebtedness

a.	Bridge Revolver Facility

Schedule 7.15

to Credit Agreement

RESTRICTIVE AGREEMENTS

None.

Schedule 7.16

to Credit Agreement

REAL PROPERTY OWNED OR LEASED BY THE BORROWER OR ANY SUBSIDIARY

Leased property at 100 Domain Drive, Exeter, NH 03833.

Schedule 7.17

to Credit Agreement

PENSION MATTERS

None.

Schedule 7.19(a)

to Credit Agreement

REGULATORY APPROVALS

State wholesale distribution licenses for Iowa and Alabama in renewal process and state wholesale distribution license for Michigan incomplete.

See Schedule 7.19(a)(iii) – Regulatory Filings – 3.27.18 Final.pdf for list of regulatory filings.

See additional Schedule 7.19(a)(iii) attachments for copies of: Vapotherm’s November 24, 2014 FDA Inspection Report; Vapotherm’s September 24, 2013 Notified Body Audit Report; and Vapotherm’s voluntary field action correspondence from August 20, 2014, May 4, 2016, and March 23, 2017. Please note we have not filed any MDRs other than those associated with the field actions. Please also note we recently completed our ISO 13485/MDSAP Audit the week of February 26, 2018 but have not yet received a copy of the audit report.

Schedule 7.19(a)(iii) – Regulatory Filings – 3.27.18 Final.pdf notes all additional Regulatory Approvals not owned by Vapotherm.

Schedule 7.19(b)

to Credit Agreement

REGULATORY APPROVALS

7.19(a)(iii) Disclosure of regulatory filings and all material communications between representatives of each Obligor and its Subsidiaries and any Regulatory Authority

•	See Schedule 7.19(a)(iii) – Regulatory Filings – 3.27.18 Final.pdf for list of regulatory filings.

•

See additional Schedule 7.19(a)(iii) attachments for copies of: Vapotherm’s November 24, 2014 FDA Inspection Report; Vapotherm’s September 24, 2013 Notified Body Audit Report; and Vapotherm’s voluntary field action correspondence from August 20, 2014, May 4, 2016, and March 23, 2017. Please note we have not filed any MDRs other than those associated with the field actions. Please also note we recently completed our ISO 13485/MDSAP Audit the week of February 26, 2018 but have not yet received a copy of the audit report.

7.19(b) List of Regulatory Approvals owned by Vapotherm that are referred to in Schedule 7.19(a)(iii).

1.	FDA Establishment Registration & Device Listing

2.	CE Certificate

3.	ISO Certificate

4.	Health Canada Licenses

Schedule 7.19(a)(iii) – Regulatory Filings – 3.27.18 Final.pdf notes all additional Regulatory Approvals not owned by Vapotherm.

Schedule 7.19(d)

to Credit Agreement

CERTAIN REGULATORY MATTERS

State wholesale distribution licenses for Iowa and Alabama in renewal process and state wholesale distribution license for Michigan incomplete.

List of all Product Recalls in the past three (3) years – all were voluntary:

•

2014: Vapotherm, Inc. received a small number of complaints involving a defect in the Disposable Patient Circuit that allowed water to leak into the center gas lumen that was beyond what would be attributed to normal condensation. The investigation revealed that the cause for the leak was inadequate solvent bonding between the tubing and the connector. Recall letter dated August 20th, 2014 Medical Device Recall—Update Vapotherm Precision Flow Disposable Patient Circuit available upon written request. This recall was terminated by FDA on 02- October-2015.

•

2016: Vapotherm, Inc. received a small number of complaints involving a defect in the Disposable Patient Circuit that allows water to leak where the delivery tube is connected to the disposable water path. Voluntary field action letter dated May 4th, 2016 Medical Device Voluntary Field Action – Product Removal Vapotherm Precision Flow Disposable Patient Circuit available upon written request. The leak was due to a molding problem that created a small gap on the Patient Delivery Tube prong that could cause an external water leak. Vapotherm reworked the molding tool to remove the feature leading to the issue and validated it prior to implementation.

•

2017: Vapotherm, Inc. received a small number of complaints involving a potential issue with the heater element that was sourced from a second supplier starting in August 2016. The complaints were from countries where the line voltage is between 220-240V. These higher voltages lead to an increase in energy through the resistor which may result in a heater failure. Based on the investigation to date, on March 23, 2017 Vapotherm decided to conduct a Voluntary Field Corrective Action to replace or repair affected units. Our research has confirmed that units with heaters from the original supplier do not exhibit this phenomenon. Vapotherm can confirm that it now sole sources the heater from the original supplier.

Schedule 7.20

to Credit Agreement

TRANSACTIONS WITH AFFILIATES

1.	Employment Agreement between the Company and Joseph Army, dated as of July 30, 2012.

2.	Amended and Restated Executive Agreement Regarding Confidentiality and Intellectual Property between the Company and William Niland, dated as of November 8, 2013.

3.	The Company purchases a portion of its high flow disposables tubing from Engineered Med Systems, Inc. (“EMS”), whose principals, Brad and Jeff Quinn, are shareholders.

4.	The Company utilizes ICS Group, Inc., which is a shareholder, to provide web site services on an as-needed basis.

5.

Secured promissory note with William Niland dated November 8, 2013, in the amount of $75,509.39. The proceeds of this note were utilized to purchase 686,449 shares of the Company’s Common Stock pursuant to a Restricted Stock Agreement. The promissory note is secured by 686,449 shares of the Company’s Common Stock as held by Mr. Niland and evidenced via a Stock Pledge Agreement dated November 8, 2013.

6.

Secured promissory note with Kevin Thibodeau dated December 31, 2016, in the amount of $49,832.05. The proceeds of this note were utilized to purchase 431,662 shares of the Company’s Common Stock pursuant to Option Agreements and Restricted Stock Agreements. The promissory note is secured by 431,662 shares of the Company’s Common Stock as held by Mr. Thibodeau and evidenced by a Stock Pledge Agreement dated December 31, 2016.

Schedule 7.23

to Credit Agreement

DEPOSIT AND DISBURSEMENT ACCOUNTS

Bank Name	Account Number	Branch Address	Company/ Subsidiary	Purpose of Account
Bridge Bank / Western Alliance Bank	XXX	55 Almaden Blvd, San Jose, CA 95113	Vapotherm, Inc.	Primary operating account

Bridge Bank / Western Alliance Bank	XXX	55 Almaden Blvd, San Jose, CA 95113	Vapotherm, Inc.	Incoming deposit account – sweeps to operating daily

Bridge Bank / Western Alliance Bank	XXX	55 Almaden Blvd, San Jose, CA 95113	Vapotherm, Inc.	Collateral account (Domain facility letter of credit)

Bridge Bank / Western Alliance Bank	XXX	55 Almaden Blvd, San Jose, CA 95113	Vapotherm, Inc.	Collateral account (Rhenus 3PL Letter of Credit)

Schedule 7.24

to Credit Agreement

ROYALTY AND OTHER PAYMENTS

Royalty Agreement, dated as of March 30, 2012 (as amended, restated, amended and restated, supplemented or otherwise modified) with Columbia Life Systems Licensing Agreement for the co-development of a smart controller module that will communicate with Vapotherm’s Precision Flow product and control the oxygen content delivery via a closed loop software algorithm. The agreement encompasses an inbound, exclusive license. The license may convert to a non-exclusive license if Vapotherm fails to execute its commercialization plan for the product, however Vapotherm retains the right to unilaterally modify its commercialization plan. The commercialization plan for the product has not been completed, so no royalties have been paid under the Columbia Life Systems licensing agreement to date. Per the three amendments provided, Vapotherm has paid $1,500 per month since July 1, 2013 to maintain the exclusive license.

Schedule 9.02

to Credit Agreement

LIENS GRANTED BY THE OBLIGORS

Part I

1.	Bridge Bank / Western Alliance Bank, letter of credit dated October 3, 2016 issued in connection with our 100 Domain Drive, Exeter, NH facility lease. Fully collateralized.

2.	Rhenus 3PL - $71,000 letter of credit dated July 7, 2017 for third party logistics services. Fully collateralized.

Part II

Name of Holder of Lien/Encumbrance	Description of Property Encumbered	Company/Subsidiary
Bridge Bank / Western Alliance Bank	As stated in the Western Alliance Bank – Vapotherm Loan & Security Agreement and Pledge Agreement	Vapotherm, Inc.

Lease Corporation of America	Equipment Lien (Filing No: 2015 1870219), Filing Date: 5/1/15	Vapotherm, Inc.

Schedule 9.05

to Credit Agreement

EXISTING INVESTMENTS

1.

Secured promissory note with William Niland dated November 8, 2013, in the amount of $75,509.39. The proceeds of this note were utilized to purchase 686,449 shares of the Company’s Common Stock pursuant to a Restricted Stock Agreement. The promissory note is secured by 686,449 shares of the Company’s Common Stock as held by Mr. Niland and evidenced via a Stock Pledge Agreement dated November 8, 2013.

2.

Secured promissory note with Kevin Thibodeau dated December 31, 2016, in the amount of $49,832.05. The proceeds of this note were utilized to purchase 431,662 shares of the Company’s Common Stock pursuant to Option Agreements and Restricted Stock Agreements. The promissory note is secured by 431,662 shares of the Company’s Common Stock as held by Mr. Thibodeau and evidenced by a Stock Pledge Agreement dated December 31, 2016.

Schedule 9.14

to Credit Agreement

PERMITTED SALES AND LEASEBACKS

None.